Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

CBS BROADCASTING INC.,

a New York corporation

“Seller”

and

TELEVISION CITY EQUITY, LLC,

a Delaware limited liability company

“Buyer”

with Escrow Instructions for

FIRST AMERICAN TITLE INSURANCE COMPANY,

a Nebraska corporation

“Escrow Agent”

TABLE OF CONTENTS

AND

LIST OF EXHIBITS AND SCHEDULES

-i-

-ii-

-iii-

EXHIBITS

Exhibit “A”	Description of Land

Exhibit “B”	Form of Deed

Exhibit “C”	Form of Bill of Sale

Exhibit “D-1”	Form of Assignment and Assumption of Leases

Exhibit “D-2”	Form of Assignment and Assumption of Contracts

Exhibit “E”	CBS Lease

Exhibit “F-1”	Form of Estoppel Certificate

Exhibit “F-2”	Form of Landlord Certificate

Exhibit “G”	Domain Name Assignment

Exhibit “H-1”	Television City Intellectual Property License and Assignment Agreement

Exhibit “H-2”	Eye Logo Trademark License Agreement

Exhibit “I”	Participation Agreement

Exhibit “J”	Target Cash Flow Agreement

Exhibit “K”	Services Agreement

Exhibit “L”	Employee Matters Agreement

Exhibit “M”	Form of Section 1445 Affidavit

Exhibit “N”	Form of CBA Assumption Agreement

-iv-

SCHEDULES

Schedule 1	Disclosure Schedule

Section 6.1(c) – Scheduled Buyer Contracts Requiring Consent

Section 6.1(d) - Title to Personal Property

Section 6.1(f)(i) - Suits and Proceedings

Section 6.1(f)(ii) - Governmental Orders

Section 6.1(f)(iii) - Agreements with Governmental Entities

Section 6.1(k)(i) - Notices of Default under Contracts

Section 6.1(l)(i) - Notices re: Compliance with Laws

Section 6.1(l)(ii) - Licenses and Permits

Section 6.1(m) - Seller Benefit Plans

Section 6.1(n)(ii) - Labor Activity or Dispute

Section 6.1(n)(iii) - Material Compliance with Employment Laws

Section 6.1(o) - Tax Matters

Section 6.1(q)(i) - Intellectual Property

Section 6.1(q)(iv) - Protection of Information and Data

Section 6.1(w)(iii) - Notices from Customers or Suppliers

Schedule 2	Due Diligence Items

Schedule 3	Knowledge Parties

Schedule 4-A	Scheduled Buyer Contracts

Schedule 4-B	Seller Retained Contracts

Schedule 5	Licenses and Permits

Schedule 6	Personal Property

Schedule 7	Excluded Property

Schedule 8	Retained Operations

Schedule 9	Business Employees

Schedule 10	Excluded Employees

Schedule 11	Collective Bargaining Agreements

Schedule 12	Reimbursable Capital Expenses

Schedule 13	Certain Subsidiaries

Schedule 14	List of Environmental Reports

-v-

Schedule 15	List of Leases

Schedule 16	List of Leases and Contracts for Estoppel Certificates or Landlord Certificates

Schedule 17	Permitted Exceptions

Schedule 18	Certain Productions

Schedule 19	Top Shows

Schedule 20	Top Suppliers

Schedule 21	[Reserved]

Schedule 22	Cost Reimbursement

Schedule 23	Seller Work

Schedule 24	2018 Capital Expenditure Budget

Schedule 25	Certain Consent

[Schedules and Exhibits are omitted from this filing. CBS will furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon request.]

-vi-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (as amended, modified, or supplemented from time to time in writing by the parties hereto, this “Agreement”), dated effective for all purposes as of December 10, 2018, is made by and between CBS BROADCASTING INC., a New York corporation (“Seller”) and Television City Equity, LLC, a Delaware limited liability company (“Buyer”) and, solely for purposes of Section 8.10(c), Television City Studios, LLC, a Delaware limited liability company, and Television City Productions, LLC, a Delaware limited liability company.

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

“4204 Affiliates” shall have the meaning ascribed in Section 8.10(c).

“Acceptable Modifications” shall have the meaning ascribed in Section 3.7.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, proceeding, complaint, grievance, prosecution, assessment or reassessment, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including any appeal or application for review.

“Additional Rent Expenses” shall have the meaning ascribed in Section 9.5(c).

“Additional Rent Reconciliation” shall have the meaning ascribed in Section 9.5(c).

“Additional Rent Reconciliation Period” shall have the meaning ascribed in Section 9.5(c).

“Additional Rents” shall have the meaning ascribed in Section 9.5(c).

“Affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. Notwithstanding the foregoing, an “Affiliate” of Seller shall mean only CBS Corporation and its direct and indirect subsidiaries, including those listed on Schedule 13.

“Affirmative Seller Breach” means (a) the failure of any of Seller’s representations and warranties in Section 6.1(a), Section 6.1(b) and the first 2 sentences of Section 6.1(c) to be true and correct as of the Effective Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date) or (b) Seller’s breach or failure to perform any covenant or agreement made by Seller pursuant to this Agreement, solely to the extent (in the case of (a) or (b)) that such breach or failure gives Buyer the right to terminate this Agreement pursuant to Section 10.1(b)(i).

“Aggregate Real Estate Purchase Price” shall have the meaning ascribed in Section 2.7(a).

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Antitrust Division” shall have the meaning ascribed in Section 8.5(a).

“Applicable Premium” means the one-time nonrefundable premium for the Tax Insurance, which shall not exceed $1,125,000.

“Assignment and Assumption of Contracts” shall have the meaning ascribed in Section 9.3(d).

“Assignment and Assumption of Leases” shall have the meaning ascribed in Section 9.3(c).

“Assumed Liabilities” shall have the meaning ascribed in Section 2.8.

“Benefit Plan” shall have the meaning ascribed in Section 6.1(m).

“Bill of Sale” shall have the meaning ascribed in Section 9.3(b).

“Bonding/Insuring Cure” means the bonding over, or issuance of title insurance eliminating or insuring against the effect of, the applicable Title Objection, which shall be an effective cure for purposes of this Agreement (i) without Buyer’s consent if the Title Objection is removed from the Title Policy without limitation or condition on Buyer’s enforcement thereof or (ii) if the exception is not so removed from the Title Policy but is subject to endorsement or any condition impacting Buyer’s enforcement, with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

“Breach Notice” shall have the meaning ascribed in Section 6.2.

“Broker” shall mean Eastdil Secured Brokerage Services, Inc.

“Broker’s Commission” shall have the meaning ascribed in Section 9.6.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of California or New York, or any other day on which banking institutions in California or New York are authorized to close.

“Business Employee” means (a) each and every employee employed by Seller, including individuals employed on a per diem, non-staff and temporary basis, who devotes all, or at least a significant portion, of his working time for Seller in areas characterized as stage production and facility management in connection with the operation of the Transferred Operations as of the Closing, but specifically shall not include any Excluded Employee and (b) from and after the Closing Date, each and every New Business Employee (as defined in the Employee Matters Agreement). A true and complete list of all Business Employees as of the Effective Date (other than employees employed on a per diem, non-staff and temporary basis) is set forth on Schedule 9. On or before the Closing Date, Schedule 9 shall be revised to include Business Employees employed on a per diem, non-staff and temporary basis.

“Buyer” shall have the meaning ascribed in the introductory paragraph hereof.

“Buyer Closing Conditions” shall have the meaning ascribed in Section 9.9.

“Buyer Closing Deliveries” shall have the meaning ascribed in Section 9.4.

“Buyer EMA Party” means Television City Services LLC, or such other Affiliate of the Buyer as is Seller’s counterparty under the Employee Matters Agreement.

“Buyer’s Reports” shall mean all of the final third party reports obtained by Buyer or any other Licensee Parties in connection with Buyer’s Due Diligence.

“Cap Amount” shall have the meaning ascribed in Section 6.2.

“CBA” means each of the collective bargaining agreements listed on Schedule 11.

“CBA Assumption Agreement” shall have the meaning ascribed in Section 9.4.

“CBS Lease” shall have the meaning ascribed in Section 8.7.

“CBS Premises” shall have the meaning ascribed to such term in the CBS Lease.

“CBS Tenant” means CBS Broadcasting Inc., a New York corporation.

“Closing” shall have the meaning ascribed in Section 9.2.

“Closing Date” shall mean, TIME BEING OF THE ESSENCE, the date on which the Closing shall occur, but in no event later than the Drop Dead Date.

“Closing Documents” shall mean the documents delivered by Buyer and Seller in accordance with Sections 9.3 and 9.4.

“Closing Statement” shall have the meaning ascribed in Section 9.5(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and the corresponding provisions of ERISA, and any similar state, local or foreign law providing for continuation coverage rights.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means the collateral agent under any secured debt facility used by Buyer to finance the transactions contemplated by this Agreement, acting for itself and on behalf of the other lenders under such debt facility.

“Confidentiality Agreement” shall mean that certain confidentiality agreement to be entered into by and between Seller and Buyer effective as of the Closing Date, the form of which is set forth in Exhibit “A” to the Employee Matters Agreement.

“Contracts” shall mean the service contracts and equipment leases and other agreements relating primarily to the Property and the Transferred Operations, including those described on Schedule 4-A (the “Scheduled Buyer Contracts”), and all other service contracts and other agreements primarily relating to the Transferred Operations entered into by Seller or any Other Transferor after the Effective Date with respect to the Property in accordance with Section 8.4, including, but not limited to, all (a) licenses under which Seller is a licensee of Intellectual Property owned by any Person other than Seller, other than any Incidental Licenses and (b) licenses under which Seller has granted any right, license or interest in any Intellectual Property, other than Standard Outbound Licenses, but, in each case, shall exclude any Excluded Property.

“Contribution Period” shall have the meaning ascribed in Section 8.10(a).

“Current Month” shall have the meaning ascribed in Section 9.5(c).

“Cut-Off Time” shall mean (x) if Seller receives the proceeds of the transaction contemplated herein on the Closing Date, 11:59 p.m. Pacific Time on the day immediately preceding the Closing Date, or (y) if Seller does not receive the proceeds from the Purchase Price on the Closing Date, 11:59 p.m. Pacific Time on the day preceding the date that Seller receives the proceeds from the transaction contemplated herein, with the parties agreeing that Escrow Agent shall recalculate the prorations in the event that Seller does not receive the proceeds on the Closing Date.

“Deed” shall have the meaning ascribed in Section 9.3(a).

“Delinquent Rents” shall have the meaning ascribed in Section 9.5(b).

“Deposit” shall have the meaning ascribed in Section 2.3.

“Disclosure Schedule” shall have the meaning ascribed in Section 6.1.

“Dispute” shall have the meaning ascribed in Section 11.14.

“Domain Name Assignment” shall mean that certain Domain Name Assignment (which is subject to the terms of the Television City License and Assignment Agreement) to be entered into by and between Seller and Buyer effective as of the Closing Date, the form of which is set forth in Exhibit “G” attached hereto.

“Drop Dead Date” shall mean January 31, 2019, or such later date as Buyer and Seller may mutually agree upon in writing; provided that the Drop Dead Date may be extended to the extent required to give effect to any adjournment of the Closing by Seller pursuant to Section

4.2; provided, further that if the Drop Dead Date is so extended, all references in this Agreement to “Drop Dead Date” shall mean the Drop Dead Date, as so extended, and the Closing Date shall be three (3) Business Days after the satisfaction of the applicable condition but not later than the Drop Dead Date.

“Due Diligence” shall mean the review contemplated by Section 3.1 and related provisions of this Agreement.

“Due Diligence Items” shall mean those items, documents and deliveries contemplated in Section 3.2(a).

“Effective Date” shall mean the date of this Agreement, as set forth in the introductory paragraph hereof.

“Effective Date Survey Matters” shall have the meaning ascribed in Section 4.2.

“Election Notice” shall have the meaning ascribed in Section 6.2.

“Employee Matters Agreement” shall mean that certain Employee Matters Agreement to be entered into by and between Seller and Buyer effective as of the Closing Date, the form of which is set forth in Exhibit “L” attached hereto.

“Environmental Laws” shall mean all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Buyer, and as the same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

“ERISA” shall mean Employee Retirement Insurance Security Act of 1974, as amended.

“Escrow Agent” shall mean First American Title Insurance Company, a Nebraska corporation, or another nationally recognized title company approved by Seller and Buyer that becomes a party to, and agrees to be bound by, this Agreement.

“Estoppel Back Stop Covenant” shall have the meaning ascribed in Section 3.7.

“Estoppel Certificate” shall have the meaning ascribed in Section 3.7.

“Excluded Employee” means each of the employees employed by Seller who devotes all, or at least a significant portion, of his working time for Seller in connection with the operation of the Retained Operations (and is not a Business Employee). A true and complete list of all Excluded Employees as of the date hereof is set forth on Schedule 10.

“Excluded Liabilities” means all Liabilities that are not Assumed Liabilities.

“Excluded Liability/Tax Survival Period” shall have the meaning ascribed in Section 6.2.

“Excluded Property” shall mean: (a) any internal analyses, strategic plans, financial analyses, appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property or the Transferred Operations, including, without limitation, budgets, prepared by or on behalf of Seller or any Affiliate of Seller (other than the books, records or files described in clause (b) of the definition of Property); (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property, the Transferred Operations or Seller, or which are subject to a confidentiality agreement or that Seller is legally required to not disclose; (c) any improvements, structures or fixtures owned by the Tenants under the Leases, and any personal property that is owned, financed or leased by any Tenants under the Leases, by any vendors under any Contracts, or by any affiliated or unaffiliated on-site property managers; (d) all accounts receivable arising or accruing prior to the Closing Date (excluding any such accounts receivable that constitute Proration Items); (e) all Actions arising out of or in connection with the Property or the Transferred Operations regarding events to the extent arising prior to the Closing Date; (f) internal correspondence of Seller; (g) Incidental Licenses, and any computer systems (including, computer hardware and software and data stored on such hardware) used by any Business Employee during the Term (as defined in the Employee Matters Agreements); (h) all claims against third parties and all insurance claims or proceeds, in each case arising out of or relating to events that occur prior to the Closing Date; (i) all defenses to claims arising out of or relating to this Agreement or any document delivered in connection with this Agreement or events that occur prior to the Closing Date; (j) all accounting, tax and financial records of Seller (including without limitation, Tax Returns) (other than the records described in clause (b) of the definition of Property); (k) [reserved]; (l) any personal property (whether tangible or intangible) owned by any person or entity other than Seller or any Affiliate of Seller; (m) all organizational documents of Seller and its Affiliates or other records having to do with the corporate organization of Seller or its Affiliates; (n) all Intellectual Property other than Seller Intellectual Property; provided that this clause (n) shall not apply to the data and information, if any, listed on Schedule 6 or any intangible property expressly included in the definition of Property pursuant to clauses (a)(i) through (a)(iv) thereof, or data and information included in clause (b) thereof; (o) all Seller Retained Contracts; (p) all employee-related or employee-benefit related files or records of Business Employees; (q) any books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain; (r) subject to Section 11.2, all insurance policies of Seller; (s) all refunds of Taxes paid by Seller or any of its Affiliates (to the extent not included in the Proration Items or otherwise paid for by Buyer); (t) books, records or files (whether in print or electronic format) to the extent not related to the Real Property, the Personal Property or the Transferred Operations; and (u) the assets and properties that are set forth on Schedule 7, except to the extent listed on Schedule 6.

“Existing Survey” shall mean that certain ALTA/NSPS Land Title Survey, dated October 2, 2017, prepared by PSOMAS (Project No. 1EAS0501.00 T100).

“Eye Logo” shall have the meaning ascribed in the Eye Logo License Agreement.

“Eye Logo License Agreement” shall mean that certain Eye Logo Trademark License Agreement to be entered into by and between Seller and Buyer effective as of the Closing Date, the form of which is attached hereto as Exhibit “H-2”.

“Fixtures” shall mean the fixtures which are located at and affixed to any of the Improvements as of the Closing Date, but specifically excluding any (i) fixtures owned by the Tenants under the Leases and (ii) any Excluded Property.

“FTC” shall have the meaning ascribed in Section 8.5(a).

“Fundamental Representations” means the representations and warranties in Sections 6.1(a)(Status) and 6.1(b)(Authority) and the first two sentences of Section 6.1(c)(Non-Contravention).

“General Survival Period” shall have the meaning ascribed in Section 6.2.

“Governmental Entity” means each of the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or the Improvements or any portion thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Grove Parking Agreement” means that certain oral agreement regarding parking between Seller and the owner and/or manager of that certain property commonly known as The Grove LA.

“Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws, mold or other multicellular fungi (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property, to the extent in closed containers).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IATSE” means the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its territories and Canada, AFL-CIO.

“IBEW” means the International Brotherhood of Electrical Workers.

“Immaterial Exception” means any title exception that does not materially adversely affect the current use of the Property; provided that in no event shall either (a) a Required Removal Exception or (b) a title exception caused directly by Seller’s default hereunder constitute an Immaterial Exception.

“Improvements” shall mean the buildings, improvements, and structures located on the Land and any PBX located on the Land, and all of Seller’s and, as applicable, any Other Transferor’s right, title, and interest in the other improvements, structures and fixtures placed, constructed, installed or located on the Land, but shall expressly exclude improvements and structures owned by the Tenants under the Leases and any Excluded Property.

“Incidental Licenses” shall mean licenses to any software that is generally available to the public through retail stores or commercial distribution channels and non-exclusively licensed to Seller for an aggregate annual license fee of less than $50,000 for each such license.

“Independent Consideration” shall have the meaning ascribed in Section 2.4.

“Intellectual Property” shall mean all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, brand names, corporate names, trade names, fictitious names, logos, slogans, and other indicia of origin (whether registered or unregistered, and all translations, adaptations, derivations and combinations of, and applications for, the foregoing and all registrations and renewals thereof) and any goodwill related to the foregoing (collectively, “Trademarks”); (b) all Internet domain names, URLs, social media handles, and all applications, registrations and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (d) all patents, patent applications and patent invention disclosures together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (e) all works of authorship, software, databases and other copyrightable works, all registered and unregistered copyrights in both published and unpublished works, moral rights of authors, and all other rights of authorship recognized by statute or otherwise and all applications, registrations and renewals in connection therewith; (f) all trade secrets; and (g) the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Land” shall mean those certain parcels of land and appurtenances thereto located in the County of Los Angeles, as more particularly described on Exhibit “A”, including Seller’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto.

“Landlord Certificate” shall have the meaning ascribed in Section 3.7.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Leases” shall mean (a) all Pre-Effective Date Leases and (b) New Leases, in each case including any tenant guaranties and rate cards delivered in connection with any of the foregoing, but excluding any Excluded Property. A true and complete list of all Leases as of the date hereof is set forth on Schedule 15.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Liability Threshold” shall have the meaning ascribed in Section 6.2.

“Licensed Content” means content that is accessible on Seller’s website at cbstelevisioncity.com as of the Closing Date, including images, diagrams, media, graphics and show titles for video programming produced at the Real Property, but excluding (i) all references to CBS, The CW, or any other trademarks owned or licensed by CBS or its Affiliates (other than the Licensed Trademarks); (ii) certain pages related to the Retained Operations; (iii) background images that contain “CBS”; (iv) promotional images supplied by television shows that are in production at the Real Property; and (v) all photographs that appear at www.cbstelevisioncity.com/gallery and www.cbstelevisioncity.com/Services, except those set forth on Schedule 3 of the Television City License and Assignment Agreement as “Licensed Images for televisioncityla.com” subject to Seller removing the footer that includes the “Eye Logo CBS” branding and inserting a footer: TELEVISION CITY © 2011 CBS Broadcasting Inc.; all of which is solely for use on cbstelevisioncityla.com in a manner similar to their display on cbstelevisioncity.com.

“Licensed Intellectual Property” shall have the meaning ascribed in Section 2.5.

“Licensed Trademarks” shall have the meaning ascribed in Section 2.5.

“Licensee Parties” shall mean, collectively, (i) Buyer and (ii) all those agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer.

“Licenses and Permits” shall mean, collectively, to the extent assignable, all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity primarily in connection with the Real Property and Transferred Operations, together with all renewals and modifications thereof.

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, Title Exception or other similar encumbrance.

“Loss Retention” shall have the meaning ascribed in Section 8.10(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that (a) is materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Property or the Transferred Operations, taken as a whole, or (b) prevents or impairs, in either case in any material respect, the ability of Seller or any Affiliates of Seller to consummate the transactions contemplated hereby; provided, however, that, with respect to clause (a), “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Transferred Operations operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement or any other Closing Document or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) reserved; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Transferred Operations; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Transferred Operations to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further that any event, occurrence, fact, condition or change referred to in any of the foregoing clauses (i) through (iv) and (ix) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur, but solely to the extent that such event, occurrence, fact, condition or change has a disproportionately adverse effect on the Transferred Operations as compared to the effect on other participants in the industries in which the Transferred Operations operate.

“Material Portion” shall have the meaning ascribed in Section 11.2(b).

“Memorandum of Participation Agreement” shall have the meaning ascribed in Section 8.13.

“MEPP” means each of the Motion Picture Industry Pension Plan, the Directors Guild of America Producer Pension Plan, IA Local 33 I.A.T.S.E. Local 33 Pension Trust, and 399 Western Conference of Teamsters Pension Trust Fund.

“Natural Hazard Disclosure” shall have the meaning ascribed in Section 7.5.

“New Exception” shall have the meaning ascribed in Section 4.2.

“New Leases” or “New Lease” shall mean, collectively, or singularly, any Lease for space at the Property entered into between the Effective Date and the Closing Date in accordance with the terms of this Agreement.

“Non-Disturbance Agreement” means a Subordination, Non-Disturbance and Attornment Agreement, in recordable form, made by Real Property Owner (as landlord), Seller

(as tenant), and the Collateral Agent, in substantially the form attached as Exhibit C to the CBS Lease.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC List” is any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Other Transferor” shall mean any Affiliate of Seller that owns any of the Property.

“Participation Agreement” shall mean that certain Participation Agreement to be entered into by and between Seller and Buyer effective as of the Closing Date, the form of which is attached hereto as Exhibit “I”.

“Patriot Act” shall have the meaning ascribed in Section 7.1(g).

“PCBs” has the meaning ascribed in the definition of “Hazardous Materials”.

“Permitted Exceptions” shall mean and include all of the following: (a) applicable zoning, subdivision, and building ordinances and land use regulations (including that certain Letter of Determination issued by the Los Angeles Cultural Heritage Commission on August 3, 2018); (b) matters shown on the Existing Survey and, if obtained, the Updated Survey unless objected to by Buyer pursuant to Section 4.2; (c) the lien of Taxes and assessments either (i) not yet due and payable or (ii) being contested in good faith and, if imposed on the Property, disclosed on Schedule 17; (d) any exclusions from coverage set forth in the jacket of any owner’s policy of title insurance or any standard printed exceptions; (e) any exceptions caused, consented to or approved by Buyer, its agents, representatives or employees; (f) the rights of the Tenants under the Leases and (g) any matters deemed to constitute Permitted Exceptions under Section 4.2 hereof.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business (provided that, in each case, Seller bonds over same to the extent relating to work performed by or on behalf of Seller); (b) Permitted Exceptions; (c) other than with respect to Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) Standard Outbound Licenses and (e) Immaterial Exceptions.

“Permitted Outside Parties” shall mean the consultants, attorneys, partners, accountants, engineers, licensees, lenders or prospective investors of the Buyer or the Seller, as applicable, and any other persons who have agreed to preserve the confidentiality of such information as required by this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, limited liability partnership, trust or other entity.

“Personal Property” shall mean all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, mobile homes, computer hardware, costumes (whether complete or in process) and including all supplies used to make such costumes such as fabric, materials, accessories and hardware, all props and sets including all supplies used to make such props and sets such as building materials, hardware, paint, and fabric, all production equipment such as lights, audio equipment, speakers, electronic control modules, video projection and recording equipment and other tangible personal property which is located at the Real Property and is used or held for use by Seller primarily in connection with the Transferred Operations as of the Closing Date, including, without limitation, the personal property set forth on Schedule 6, but specifically excluding (a) any personal property owned, financed or leased by the Tenants under the Leases or by any vendors under any Contracts and (b) any tangible personal property owned, financed or leased by any affiliated or unaffiliated on-site property manager.

“Pre-Closing Period” means the period from the date hereof until the consummation of the Closing.

“Pre-Effective Date Leases” or “Pre-Effective Date Lease“ shall mean unexpired leases, license agreements, studio occupancy agreements, other occupancy agreements, including, without limitation, production agreements, and any other agreements for the use, possession, or occupancy of any portions of the Real Property in effect as of the Effective Date.

“Property” shall mean (a) the Real Property and all of Seller’s and Other Transferors’ right, title and interest in and to the Personal Property, the Leases, the Contracts, the Seller Intellectual Property, and to the extent transferable, all of Seller’s and Other Transferors’ right, title and interest in and to all tangible and intangible assets (including the data and information listed on Schedule 6) of any nature located at the Real Property (in the case of tangible assets) and used or held for use by Seller primarily in connection with the Transferred Operations, including without limitation, (i) all warranties upon the Improvements or the Personal Property, (ii) rights (to the extent transferable) to any plans, specifications, engineering studies, reports, drawings, works of art, graphic designs and prints relating to the construction, reconstruction, modification, and alteration of Improvements, (iii) the Licenses and Permits (to the extent transferrable) and (iv) all Seller trade accounts receivable from third parties in connection with the Transferred Operations that are unpaid as of the Closing Date, to the extent such trade account receivables relate, in whole or in part, to periods after the Cut-Off Time and (b) all Tax Returns, work papers and other Tax books and records relating to the foregoing or the Transferred Operations (including, for the avoidance of doubt, payroll Tax Returns and records relating to the Transferred Employees but excluding any income Tax Returns of Seller or any of its Affiliates); provided, however, that “Property” shall not include the Excluded Property.

“Property Tax Refund” shall have the meaning ascribed in Section 8.18.

“Proration Items” shall have the meaning ascribed in Section 9.5(a).

“Purchase Price” shall have the meaning ascribed in Section 2.2.

“Purchase Price Allocation” shall have the meaning ascribed in Section 2.7(a).

“Real Estate Appraisal” shall have the meaning ascribed in Section 2.7(a).

“Real Property” shall mean the Land, the Improvements, and the Fixtures.

“Real Property Owner” shall mean Buyer, Television City Studios, LLC, or such other Affiliate of Buyer which acquires title to the Real Property pursuant to this Agreement.

“Reimbursable Capital Expenses” shall mean costs or expenses for any capital expenditures or improvements made by Seller after the Effective Date and with Buyer’s written consent but before Closing or as otherwise listed on Schedule 12. Seller shall provide Buyer with advance written notice of any Reimbursable Capital Expenses incurred after the Effective Date.

“Reimbursable Lease Expenses” shall mean, collectively, any and all fees, and all costs and expenses, including, without limitation, brokerage and leasing commissions, tenant improvement costs, other out-of-pocket tenant inducements, and attorneys’ fees, for the initial term of all New Leases, and for any extension, renewal or expansion entered into after the Effective Date for any Leases, in each case only to the extent same has been entered into in accordance with this Agreement. Reimbursable Lease Expenses shall include, without limitation, (a) brokerage commissions and fees to effect any such leasing transaction, (b) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the Tenant’s requirements with regard to such leasing transaction, (c) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (d) if there are any rent concessions covering any period that the Tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (i) with respect to any extension or renewal exercised or entered into after the date hereof, the term of such extension or renewal, (ii) with respect to any expansion exercised or entered into after the date hereof, that portion of the term remaining under the subject Lease after the date of any expansion, or (iii) with respect to any New Lease, the entire initial term of any such New Lease, and (e) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).

“Rents” shall mean all amounts payable pursuant to the Leases, including fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proration share of building operation and maintenance costs and expenses as provided for under the applicable Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, storage rentals, any charges for employees including stage manager, receptionist and security guard, air conditioning, rubbish removal, accounting services, materials, equipment rental, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by tenants under the Leases or from other occupants or users of the Property, but excluding amounts received as Additional Rent.

“Required Agreements” shall mean and be limited only to each Lease and Contract listed on Schedule 16 which is specifically denoted as a “Required Agreement”.

“Retained Operations” shall mean the operations that are conducted at the Property by CBS and its Affiliates and are set forth on Schedule 8 attached hereto.

“Schedule Supplement” shall have the meaning ascribed in Section 8.14.

“Scheduled Buyer Contracts” shall have the meaning ascribed in the definition of “Contracts”.

“Schedules” shall mean the numbered Schedules attached to this Agreement as Schedules 1 through 25.

“Seller Closing Conditions” shall have the meaning ascribed in Section 9.10.

“Seller Closing Deliveries” shall have the meaning ascribed in Section 9.3.

“Seller Domain Name” means the domain name “televisioncityla.com”.

“Seller Know-How” means all trade secrets, confidential and/or proprietary business information, such as business data bases, know-how, techniques, concepts, methods, processes, specifications, product designs, blue prints, surveys, customer reviews, formulae, reports, and other proprietary or confidential information and know-how, if any, in each case owned or used by Seller in connection with the Transferred Operations.

“Seller Intellectual Property” means the Seller Domain Name and all of Seller’s books, data, records and files (both hard copy and electronic) relating primarily to the Transferred Operations (other than existing copies of such books, data, records and files to the extent residing on Seller’s computers as of the Closing Date, which copies Seller shall be permitted to retain, subject to the transfer of such computers to Buyer pursuant to the Services Agreement) and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any of the foregoing.

“Seller Related Parties” shall have the meaning ascribed in Section 3.4.

“Seller Response Notice” shall have the meaning ascribed in Section 4.2.

“Seller Retained Contracts” shall mean the service contracts and equipment leases and other agreements set forth on Schedule 4-B.

“Seller Vendor/Tenant Information” means all vendor and Tenant lists and related, contact information, email lists and other address lists for vendors and Tenants, in each case relating to the Transferred Operations and maintained by or on behalf of Seller (provided that any information maintained on behalf of the Seller can be legally be obtained by the Seller).

“Seller’s Cure Period” shall have the meaning ascribed in Section 6.2.

“Services Agreement” shall mean that certain Services Agreement to be entered into by and between Seller and Buyer effective as of the Closing Date, the form of which is attached hereto as Exhibit “K”.

“SRO” means a self-regulatory organization.

“Standard Outbound Licenses” shall mean non-exclusive licenses pursuant to a company standard license agreement entered into in the ordinary course of business.

“Studio” shall mean each of the eight (8) sound stages located on the Real Property and “Studios” shall mean the eight (8) sound stages and associated production office space collectively.

“Non-Disturbance Agreement” shall have the meaning ascribed in Section 9.4(g).

“Survival Period” shall have the meaning ascribed in Section 6.2.

“Surviving Obligations” shall mean the obligations that survive the Closing (or as applicable, the termination of this Agreement) pursuant to the terms of Sections 3.3, 3.4, 3.5, 7.3, 9.6, 11.2, 11.5, 11.9 and 11.14 and, solely if the Closing shall have occurred, Sections 2.8, 2.9, 6.2, 8.16, 8.17, 8.18, 8.19, 8.20, 8.21, 8.22, 11.15, 11.16 and 11.17.

“Target Cash Flow Agreement” shall mean that certain Target Cash Flow Agreement to be entered into by and between Seller and Buyer effective as of the Closing Date, the form of which is attached hereto as Exhibit “J”.

“Tax Insurance” means a claims made insurance policy from a reputable third party insurer(s) that provides for the indemnification of the insureds covered thereby, and which, inter alia, (i) has a limit of liability (inclusive of contest costs and gross up for taxes) of no less than $25,000,000.00, (ii) names Seller and its Affiliates as named insureds thereunder, (iii) is on a form that has been provided in advance, and is reasonably acceptable, to the Buyer, (iv) insures against Liabilities (including ERISA withdrawal liability, if any, contest costs and gross up for taxes) in the event a Governmental Entity (including the Pension Benefit Guaranty Corporation) and/or one or more MEPPs claims the transactions contemplated by this Agreement and the Employee Matters Agreement are ineligible for ERISA section 4204, and (v) has a policy term that ends no earlier than the first day of the calendar year following the sixth (6th) anniversary of the Closing.

“Tax Purchase Price” shall have the meaning ascribed in Section 2.7(a).

“Tax Representations” shall have the meaning ascribed in Section 6.2.

“Tax Return” means any return, declaration, report, claim for refund, information return, election, or statement or other document filed or submitted, or required to be filed or submitted, with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security, disability, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, amounts due under any escheat or unclaimed property Law, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and any liability for any of the foregoing whether as a result of Law, Contract or otherwise.

“Teamsters” means the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America.

“Television City License and Assignment Agreement” shall mean that certain Television City Intellectual Property License and Assignment Agreement to be entered into by and between Seller and Buyer effective as of the Closing Date, the form of which is attached hereto as Exhibit “H-1”.

“Tenant Deposit” means all advance rents and security deposits (whether cash or non-cash, including without limitation letters of credit) paid or deposited by the Tenants to Seller, as landlord, or any other person on Seller’s behalf pursuant to the Leases (together with any interest which has accrued thereon as required by the terms of such Lease, but only to the extent such interest has accrued for the account of the respective Tenants or as required by Law).

“Tenant Notice Letters” shall have the meaning ascribed in Section 9.3(g).

“Tenants” shall mean all persons or entities occupying or entitled to possession of any portion of the Real Property pursuant to the Leases, including tenants, subtenants, and licensees.

“Title Commitment” shall have the meaning ascribed in Section 4.1.

“Title Company” shall mean First American Title Insurance Company, a Nebraska corporation.

“Title Exceptions” shall have the meaning ascribed in Section 4.2.

“Title Insurers” shall mean First American Title Insurance Company, a Nebraska corporation and Old Republic National Title Insurance Company, a Florida corporation.

“Title Objections” shall have the meaning ascribed in Section 4.2.

“Title Policy” shall have the meaning ascribed in Section 4.3.

“Trademarks” has the meaning ascribed in the definition of “Intellectual Property”.

“Transfer Taxes” means any transfer, documentary transfer, sales, use and other Taxes, and any recording, filing or similar fees, assessed upon or with respect to the transactions contemplated by this Agreement, and any interest, penalties or like amounts with respect thereto.

“Transferred Employee” means each Business Employee who commences employment with Buyer or an Affiliate of Buyer pursuant to the Employee Matters Agreement.

“Transferred Operations” shall mean all operations on the Real Property as conducted by Seller immediately prior to Closing, excluding the Retained Operations and excluding, for the avoidance of doubt, the Real Property.

“Union” means each of IATSE and its following IATSE locals—Local No. 33 Stagehand Technicians and Lighting Directors, Local No. 44 Set Decorators, Local No. 705 Wardrobe Employees, Local No. 706 Makeup Artists and Hair Stylists and Local No. 800 Art Directors Guild (Scenic and Graphic Artists); IBEW and IBEW Local No. 45; Teamsters, Studio Transportation Drivers Union, Local No. 399; and the Directors Guild of America, Inc.

“Updated Survey” shall mean a new ALTA survey of the Land and Improvements or an update to the Existing Survey.

“Variance” shall have the meaning ascribed in Section 8.10(a).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., and any applicable state or local plant closing law.

Section 1.2 Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. Any reference herein to “$” or “dollars” shall mean United States dollars. No rules of construction against the drafter of this Agreement shall apply in any interpretation or The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE II

PURCHASE AND SALE AGREEMENT; PURCHASE PRICE

Section 2.1 Purchase and Sale Agreement. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey (and, as applicable, cause the Other Transferors to sell, transfer, assign and convey) the Property to Buyer, and Buyer shall purchase, accept and assume from Seller and the Other Transferors, all of the Property, free and clear of any Liens other than Permitted Liens.

Section 2.2 Purchase Price. Buyer shall pay Seller the purchase price of Seven Hundred Fifty Million Dollars ($750,000,000) (the “Purchase Price”) in immediately available funds at Closing. The Purchase Price (subject to closing adjustments as set forth in this

Agreement), shall be deposited with the Escrow Agent on or before the Closing Date in accordance with this Agreement and paid to Seller at the Closing as described herein.

Section 2.3 Deposit. Concurrently with and on the same day that this Agreement is executed by Buyer and Seller, Buyer shall deposit via wire transfer the sum of Thirty Five Million Dollars ($35,000,000) in immediately available funds as a deposit (the “Deposit”) with Escrow Agent. The Deposit shall be nonrefundable except as provided in this Agreement. Interest earned on the Deposit shall be considered part of the Deposit and shall be deemed to have been earned by and constitute income of the party entitled to the Deposit hereunder, as applicable. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.

Section 2.4 Independent Consideration. One Hundred Dollars ($100.00) of the Deposit shall be independent consideration (the “Independent Consideration”) for the rights extended to Buyer hereunder, including, without limitation, the right to terminate this Agreement as provided herein. If Buyer elects to terminate this Agreement for any reason, Seller shall retain the Independent Consideration. The Independent Consideration shall (as part of the Deposit) be applied against the Purchase Price as provided herein, but shall not be treated as consideration given by Buyer for any purpose other than as stated in this Section 2.4.

Section 2.5 Trademark License. Effective upon the Closing pursuant to the (i) Eye Logo License Agreement, Seller shall license to Buyer certain rights to use the Seller’s trademarked Eye Logo and (ii) Television City License and Assignment Agreement, Seller shall license to Buyer certain rights to use (a) the Seller’s trademarked “Television City” name (together with the Eye Logo, the “Licensed Trademarks”) and (b) the Licensed Content (together with the Licensed Trademarks, the “Licensed Intellectual Property”). Except in accordance with the right to make certain uses of trademarks under the Television City License and Assignment Agreement or the Eye Logo License Agreement, neither Buyer nor any other Person shall acquire any rights whatsoever to own or use the Licensed Trademarks under this Agreement, or under any other Closing Document.

Section 2.6 Indivisible Economic Package. Buyer has no right to purchase, and Seller has no obligation to sell (or cause to sell), less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell (or cause to sell), all of the Property, subject to and in accordance with the terms and conditions hereof.

Section 2.7 Allocation of Purchase Price.

(a) Without limiting Section 2.6 above, the parties have agreed to allocate the Purchase Price (plus any Assumed Liabilities or other amounts that are treated as consideration for the Property for federal income Tax purposes) (the “Tax Purchase Price”) among the components of the Property for U.S. federal, state and local tax purposes as follows: (a) Thirty Million Dollars ($30,000,000) to the Eye logo and Ten Million Dollars ($10,000,000) to the remaining Licensed Intellectual Property; (b) subject to clause (c)(i) of this sentence, the total value of the land, as determined by an independent appraisal report prepared by Collier’s

International Valuation and Advisory Services, Inc. (such appraisal, together with the appraisal prepared by Bond & Pecaro, Inc. of the other real estate assets comprising the Property, the “Real Estate Appraisals”) to the land, and (c) the remainder of the Tax Purchase Price to (i) the real estate assets comprising the Property (other than the land) in accordance with an independent appraisal report prepared by Bond & Pecaro, Inc., it being agreed that the aggregate amount allocated to the land and such real estate assets (the “Aggregate Real Estate Purchase Price”) shall not in any case exceed the Tax Purchase Price (as determined for Buyer in accordance with Section 2.7(b)(i)) less $185,000,000, (ii) the tangible personal property comprising the Property in accordance with an independent appraisal report prepared by Bond & Pecaro, Inc., it being agreed that the aggregate amount allocated to such tangible personal property shall be at least $20,000,000 and (iii) all other assets comprising the Property (other than, for the avoidance of doubt, the assets described in clauses (a), (b) and (c)(i) and (ii)) in accordance with an independent appraisal report prepared by Bond & Pecaro, Inc., it being agreed that the aggregate amount allocated to all such other assets shall be at least $125,000,000. The allocation of the Tax Purchase Price among the components of the Property in accordance with this Section 2.7 shall hereinafter be referred to as the “Purchase Price Allocation”.

(b) Neither Seller nor Buyer shall take any position for U.S. federal, state or local tax purposes inconsistent with the Purchase Price Allocation (except (i) to the extent Buyer’s cost for the Property may differ from the amount so allocated to the extent necessary to reflect its capitalized acquisition costs not included in the amount realized by Seller, (ii) the amount treated as Tax Purchase Price has changed by reason of payments of amounts between Buyer and Seller subsequent to the Closing Date that were not previously reflected in the Purchase Price Allocation and (iii) Buyer and Seller shall not be bound by any allocation of the Aggregate Real Estate Purchase Price among the component land and other real estate assets set forth in the Real Estate Appraisals).

Section 2.8 Assumption of Obligations. As additional consideration for the purchase and sale of the Property, at Closing Buyer shall:

(a) assume and perform all of the covenants and obligations of Seller, Seller’s predecessors in title and Seller’s Affiliates (i) pursuant to the Leases and the Scheduled Buyer Contracts, including, without limitation, those relating to any Tenant Deposits, to the extent arising on or after the Closing Date and (ii) pursuant to the Leases regarding the physical, environmental or legal compliance status of the Property, whether arising before, on or after the Closing Date, in each case pursuant to the Assignment and Assumption of Leases and the Assignment and Assumption of Contracts;

(b) (i) release Seller from each and every liability, duty, covenant, debt or obligation of Seller or any of its Affiliates resulting from, arising out of, or in any way related to the information on the Schedules, past, present or future, known or unknown, and (ii) assume and agree to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation of Seller or any of its Affiliates resulting from, arising out of, or in any way related to any Licenses and Permits and arising on or after the Closing Date;

(c) assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated), any Reimbursable Lease Expenses in accordance with Section 8.2 of this Agreement and any Reimbursable Capital Expenses that are unpaid as of the Closing Date;

(d) assume all Seller trade accounts payable to third parties in connection with the Transferred Operations that are unpaid as of the Closing Date, solely to the extent such trade account payables relate, in whole or in part, to periods after the Cut-Off Time;

(e) assume all Liabilities under the Employee Matters Agreement other than those expressly retained by Seller therein; and

(f) assume all other Liabilities (including Taxes) arising out of or relating to Buyer’s ownership or operation of the Transferred Operations and the Property on or after the Closing.

The obligations of Buyer set forth in Section 2.8(a) through (f) are collectively referred to as the “Assumed Liabilities”. Buyer hereby indemnifies and holds the Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to attorneys’ fees and expenses) asserted against or incurred by Seller or any of its Affiliates and arising out of any Assumed Liability or the failure of Buyer to perform its obligations pursuant to this Section 2.8. The provisions of this Section 2.8 shall survive the Closing without limitation. Notwithstanding anything to the contrary herein, the Assumed Liabilities shall not include any of the litigation matters set forth in Section 6.1(f)(i) of the Disclosure Schedule, or any other litigation that, as of the Closing, is pending against Seller or the Property.

Section 2.9 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any Excluded Liability. Seller hereby indemnifies and holds the Buyer harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, interest, penalties, Taxes, costs and expenses (including but not limited to reasonable and documented attorneys’ fees and expenses) asserted against or incurred by Buyer or any of its Affiliates and arising out of any Excluded Liability or the failure of Seller to perform its obligations pursuant to this Section 2.9. The provisions of this Section 2.9 shall survive the Closing in accordance with Section 6.2.

Section 2.10 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.10, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Property would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Entity), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE IX, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all Liabilities under any and all Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such Liabilities from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Property to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Seller shall pay, indemnify, defend and hold harmless Buyer from and against applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license.

(b) To the extent that any Property and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.10, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Property and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the Liabilities of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Property and all income, proceeds and other monies received by Seller to the extent related to such Property in connection with the arrangements under this Section 2.10. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Property. Notwithstanding anything herein to the contrary, the provisions of this Section 2.10 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law.

Section 2.11 Withholding Rights. Notwithstanding anything to the contrary in this Agreement, Buyer and its agents shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to the Seller or any other Person pursuant to this Agreement or the Closing Documents such amounts Buyer determines is required to be deducted or withheld pursuant to the Code, any Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person whom such amounts would otherwise have been paid absent such deduction or withholding.

ARTICLE III

BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

Section 3.1 Buyer’s Inspections and Due Diligence. Buyer acknowledges that pursuant to that certain Temporary Access Agreement by and between Seller and Buyer dated as of October 5, 2018, Buyer has had the opportunity to conduct examinations, inspections, testing, studies and investigations of the Property and to review such information regarding the Property and such documents applicable to the Property as delivered or made available to Seller as set forth in Section 3.2 below, in each case, as Buyer deemed necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable Laws, environmental conditions, engineering and structural matters), title and survey matters, and any other matters it deems necessary or appropriate, in Buyer’s reasonable discretion, for purposes of consummating this transaction (collectively, the “Due Diligence”). Except for any limitations as may be imposed by Section 3.3 below, Buyer shall have the right to continue its Due Diligence subject to the terms hereof until the earlier of (x) the Closing and (y) the termination of this Agreement; provided that in no event shall such continued Due Diligence confer any right to terminate this Agreement except as expressly provided herein. The Due Diligence shall be at Buyer’s sole cost and expense.

Section 3.2 Delivery Period.

(a) Buyer acknowledges that it has been given access to the documents and information located on the data site established by Broker with respect to Project Northstar, which includes the documents listed on Schedule 2 attached hereto (collectively, the “Due Diligence Items”). Seller shall not be obligated to deliver or cause to be delivered any Excluded Property to Buyer or make any Excluded Property available for Buyer’s review.

(b) Buyer acknowledges and agrees that all documents, materials, and information furnished to or made available to Buyer pursuant to this Section 3.2 were furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth herein or in any other document identified in Sections 9.3(a) – (g), (j) and (m) – (t) delivered by Seller at Closing in accordance with the terms hereof, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Section 3.5 below.

Section 3.3 Site Visits. Until the Closing or the expiration of this Agreement, the Licensee Parties shall have reasonable access to the Property on the terms and conditions set forth herein. Buyer shall give Seller reasonable advance notice (which may be by electronic mail to the e-mail addresses set forth in Section 11.3) of any intended access onto the Property for the Due Diligence, which notice shall describe the scope and timing of the intended Due Diligence and identify the names of any Licensee Parties who will conduct such Due Diligence. All such Licensee Parties shall be properly licensed and reputable and shall comply with the insurance requirements set forth herein. Such access shall not unreasonably interfere with or disrupt the current operation of the businesses being conducted at the Property, including the taping, filming and production of the television shows produced thereon. No Licensee Party shall contact any tenants at the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Without the prior written consent of Seller as to the timing and scope of the performance of any physical Due Diligence, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not be entitled to conduct any invasive physical or environmental inspection of the Property, including without limitation, any core sampling and environmental testing. It shall be deemed reasonable for Seller to condition the timing of any such invasive work on reasonable accommodations to on-air talent and guests

(including, without limitation, security concerns). Seller shall have the right to have a representative present when any Licensee Party is conducting investigations on the Property. Buyer agrees to comply with all laws, rules and regulations regarding safety including those rules and regulations promulgated by the federal Occupational Safety and Health Administration (OSHA), the California Department of Industrial Relations, Division of Occupational Safety and Health (DOSH) and by those states and local municipalities who have issued their own rules and regulations. Seller’s failure to notice or to stop unsafe practices does not relieve Buyer of its duties under this Agreement. Before accessing the Property, all Licensee Parties who will be accessing the Property (if not otherwise covered by Buyer’s insurance) shall secure and keep in force at all times that such Licensee Party may be on the Property, liability insurance, from a good and solvent insurance company with a Best Rating of A+ or better, with the following minimum limits and coverages: $2,000,000 single limit/$5,000,000 aggregate for general comprehensive liability coverage including personal injury and property damage, and a contractual liability endorsement covering the indemnity and liability contained in this Agreement; and $1,000,000 workers compensation coverage, and $5,000,0000 excess umbrella coverage (and for Buyer’s environmental consultants, $5,000,000 single limit/$10,000,000 aggregate with specific endorsements or other coverages covering contractual liability and environmental impairment). To the extent not previously delivered by Buyer to Seller prior to the Effective Date, Buyer shall deliver to Seller such certificates of insurance, naming Seller as an additional insured thereunder and verifying such coverage prior to entry upon the Property, which certificates of insurance shall provide that such coverage may not be canceled or modified except upon at least thirty (30) days’ prior written notice. Buyer shall (a) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (b) subject to the final sentence of Section 3.4, restore the Property to the condition in which it was found before any such entry upon the Property and inspection or examination was undertaken. Buyer shall be responsible to cause the prompt removal of all tools, equipment or other property placed upon the Property by any of the Licensee Parties upon the earlier of (x) completion of the Due Diligence activities requiring such items or (y) the expiration or termination of this Agreement. Buyer shall not cause, permit or suffer any lien to be asserted against the Property arising from the Due Diligence, and shall cause any such lien, claim or charge arising from the Due Diligence to be promptly removed, dissolved or bonded off. Any samples, waste materials, soil cuttings, well development water, hazardous wastes, hazardous substances, pollutants, contaminants, or free product which results from the Due Diligence shall be handled, stored, treated, transported, and disposed of off the Property by Buyer in accordance with all applicable Laws. Buyer shall sign any manifest for the disposal of any hazardous waste materials as the generator. Subject to any gross negligence, willful misconduct, fraud or illegal acts by Seller, (i) Buyer is solely responsible for the health and safety of the Licensee Parties and shall take commercially reasonable safety measures to safely perform the Due Diligence investigations contemplated hereunder and cause no damage to the Property and (ii) Buyer knowingly and voluntarily assumes all risks associated with access to the Property and the Due Diligence, including the risk of injury and damage to any of the Licensee Parties and their respective property. The provisions of this Section 3.3 shall survive any termination of this Agreement.

Section 3.4 Buyer’s Indemnity. Buyer agrees to indemnify, defend and hold harmless Seller, Seller’s partners, shareholders and constituent members, affiliates, directors, officers, employees, advisors, representatives, agents, and any other Person acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, together with Seller, the “Seller Related Parties”) from and against any and all claims, causes of actions, losses, liabilities, liens, demands, costs, expenses or damages (including reasonable attorneys’ fees and consultant’s fees) arising out of, resulting from or connected with any personal injury (including death) or property damage caused by or as a result of access or activities of any of the Licensee Parties, including, without limitation, Buyer, with respect to the Property whether on or after the date hereof. Notwithstanding the foregoing, neither Buyer nor the Licensee Parties shall be required to repair any damage or indemnify, defend or hold harmless the Seller Related Parties from any such liabilities, claims, costs or expenses resulting from (a) Buyer’s mere discovery of an existing physical condition of the Property (but only to the extent that Buyer has not (other than through inadvertence (as opposed to negligence) before recognition of such condition) exacerbated such condition), (b) any negligent act or omission of Seller or any of its representatives, or (c) legally required disclosures.

Section 3.5 Confidentiality. Buyer agrees that any documents and information pertaining to the Property that are or have been delivered or made available by Seller or its agents to Buyer and Buyer’s Permitted Outside Parties (the “Property Documents”) shall be used solely for the purpose of evaluating the possible purchase of the Property. Buyer shall hold as confidential (a) the Property Documents and (b) all of the tests and reports of the Licensee Parties relating to conditions on the Property including but not limited to the Due Diligence, Buyer’s Reports and any additional investigations ((a) and (b) collectively referred to as “Proprietary Information”) and shall not in any manner or form disclose, provide or otherwise make available such Proprietary Information or any related material to any other party or person other than to Buyer’s Permitted Outside Parties. With respect to all personally identifiable information regarding any employee of Seller that has been or will be shared with Buyer pursuant to this Agreement and/or the Employee Matters Agreement, Buyer agrees to execute and abide by the terms of the Confidentiality Agreement with respect to the handling of such information. Buyer shall use commercially reasonable efforts to ensure that any and all Buyer’s Permitted Outside Parties (and any other person for whom Buyer has responsibility hereunder) complies with the provisions of this Section 3.5. Notwithstanding anything to the contrary herein, Buyer shall not be responsible for the disclosure of any Proprietary Information which: (i) is or becomes generally available to the public through no fault or act of Buyer and anyone acting by, through or under Buyer; (ii) is approved for release by written authorization of Seller; or (iii) was available to Buyer or Buyer’s Permitted Outside Parties on a non-confidential basis prior to its disclosure by Seller or its representatives, or becomes available to Buyer or Buyer’s Permitted Outside Parties on a non-confidential basis from a person, other than Seller or its representatives, who is not otherwise bound by a confidentiality agreement with Seller or any of its representatives not to transmit the information to Buyer or Buyer’s Permitted Outside Parties.

Section 3.6 [Reserved].

Section 3.7 Estoppel Certificates; Landlord Certificates. Seller shall in good faith endeavor to obtain estoppel certificates from the counterparties to the Contracts and Leases listed on Schedule 16 in the form (a) prescribed by such Contract or Lease, as applicable, or (b) if clause (a) is not applicable, of Exhibit “F-1” attached hereto (in either event, an “Estoppel Certificate”); provided, however, that prior to delivering any proposed Estoppel Certificate to the counterparty under a Contract or Lease listed on Schedule 16, Seller shall provide a draft of such Estoppel Certificate to Buyer for its review and opportunity to comment on any factual matters contained therein, and if Buyer does not comment on such Estoppel Certificate within two (2) Business Days of its receipt thereof, then Buyer shall be deemed to have waived its right to comment on such Estoppel Certificate. If any of the counterparties under the Required Agreements does not deliver to Buyer an Estoppel Certificate, Seller shall deliver to Buyer at Closing a certificate substantially in the form of Exhibit “F-2” (a “Landlord Certificate”). Delivery of an Estoppel Certificate or Landlord Certificate with respect to any Contract or Lease shall not be a condition to Closing, except as set forth in Section 9.9(d) with respect to any Contract or Lease that is a Required Agreement. Estoppel Certificates may be modified by any party executing such document and still be a satisfactory Estoppel Certificate for purposes of satisfying such Closing condition, provided that such modification (i) does not reveal any material adverse matter not previously disclosed to Buyer with respect to such Contract or Lease, as applicable, (ii) notes items which constitute Permitted Exceptions, items which Seller agrees to discharge before the Closing at Seller’s cost or items which Seller agrees to give a credit to Buyer at the Closing, (iii) conforms such certificate to the applicable Lease or Contract, as applicable, or other information delivered to Buyer prior to the Effective Date, and/or (iv) with respect to an Estoppel Certificate, limits such party’s statements “to its knowledge” (or words of similar import) (collectively, “Acceptable Modifications”). If the Estoppel Certificate for any Required Agreement is modified by the party executing such document and such modifications (excluding Acceptable Modifications): (A) disclose terms or other information that differ from the terms and information set forth in the Due Diligence documentation furnished to Buyer with respect to such Required Agreement and (B) such differences constitute material adverse matters with respect to such Required Agreement, then (x) subject to the last sentence of Section 6.2(c), Buyer shall be entitled to reimbursement from Seller for the net amount of any Losses incurred by Buyer (subject to providing to Seller reasonably detailed documentation for such Losses) as a result of such differences (the “Estoppel Back Stop Covenant”) and (y) notwithstanding such modifications, the Estoppel Certificate shall still be a satisfactory Estoppel Certificate for purposes of satisfying the closing condition set forth in Section 9.9(d). Further, insertion by the party providing an Estoppel Certificate of language indicating that the Estoppel Certificate does not modify the terms of the applicable agreement shall be deemed an Acceptable Modification; provided, however, Seller shall use commercially reasonable efforts (without being required to expend any funds) to cause such certifying party to include language to the effect that, notwithstanding such statement, the certifying party shall be estopped from asserting anything contrary to the matters set forth in the Estoppel Certificate.

ARTICLE IV

TITLE AND SURVEY

Section 4.1 Title to Real Property. Seller has heretofore provided to Buyer a preliminary title report issued by the Title Company, Order No. 2676011442-52, dated December 7, 2018, with respect to the Real Property prepared by the Title Company and a copy of the Existing Survey. Buyer has obtained or will obtain (a) a commitment to issue an owner’s policy of title insurance with respect to the Property issued by the Title Insurers (the “Title Commitment”), (b) to the extent available, copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage, and (c) at its election, an Updated Survey.

Section 4.2 Certain Exceptions to Title. Prior to the Effective Date, Buyer had the opportunity to object in writing to any title matters that are not Permitted Exceptions which were disclosed in the Title Commitment, Existing Survey or Updated Survey (herein collectively called “Title Exceptions”) and Buyer did not make any objections to Title Exceptions, so any such Title Exceptions contained in the Title Commitment and any matters that would be shown by an accurate ALTA/ASTM survey of the property as of the Effective Date (“Effective Date Survey Matters”) shall be deemed to constitute additional Permitted Exceptions. With respect to any Title Exception first disclosed in an update to the Title Commitment received on or after the Effective Date (excluding any Effective Date Survey Matters) (“New Exception”), Buyer shall have two (2) Business Days following receipt of such update (including if such two (2) Business Day period extends past the Closing Date) to notify Seller if it objects to any such New Exception. All Title Exceptions to which Buyer does not timely object (or which Buyer is deemed to have waived pursuant to this Section 4.2) and any Immaterial Exception which, in either case, are set forth in the Title Commitment, the Existing Survey or the Updated Survey or such supplemental reports or updates shall be deemed to constitute additional Permitted Exceptions. Any Title Exceptions which are timely objected to by Buyer shall be herein collectively called the “Title Objections.” Notwithstanding anything to the contrary, subject to Seller’s right to effect a Bonding/Insuring Cure, Seller shall be obligated at Closing to cause the release of the liens of (i) any financing obtained by Seller which are secured by the Property, (ii) any other monetary liens encumbering the Property which were granted or affirmatively permitted by or voluntarily assumed by or through Seller and/or its Affiliates, (iii) any mechanics and suppliers liens on the Property, to the extent relating to work by or on behalf of Seller, that can be removed by payment of liquidated amounts, and (iv) any other liens or encumbrances created as a result of the intentional voluntary acts (but not omissions) of Seller or its Affiliates from and after the date of this Agreement in violation of this Agreement (collectively, the “Required Removal Exceptions”), and Buyer shall have no obligation to object to such encumbrances. Seller may elect (but shall not be obligated) to remove or cause to be removed, or insured over, at its expense, any Title Objections. Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed sixty (60) days) for the purpose of such removal of the foregoing or any Required Removal Exception, which removal will be deemed effected by a Bonding/Insuring Cure or otherwise by the payment in full or actual removal from title of the Title Objection. Seller may notify Buyer in writing within two (2) Business Days after receipt of Buyer’s notice of Title Objections to New Exceptions (the “Seller Response Notice”) whether Seller elects to remove the same; provided, however, if Seller fails to deliver the Seller’s Response Notice on or before such date, Seller shall be deemed to have delivered a Seller Response Notice electing not to remove the same (other than the Required Removal Exceptions). If Seller is unable to remove or insure over, at its expense, any Title Objections prior to the Closing, or if Seller elects or is deemed to elect not to remove one (1) or more Title Objections (other than Required Removal Exceptions), Buyer may elect within two (2) Business Days after Seller’s election or deemed election, as its sole and exclusive remedy therefor, to either (a) terminate this Agreement by giving written notice to Seller and Escrow Agent within two (2) Business Days, in which event the Deposit shall be promptly paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for the Surviving Obligations, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price (subject to Seller’s obligation to cause the Required Removal Exceptions to be cured as set forth herein). If within two (2) Business Days of delivery or deemed delivery of Seller’s Response Notice, Buyer fails to give Seller and Escrow Agent such written notice, then Buyer shall be deemed to have elected to waive such Title Objections and its right to terminate this Agreement pursuant to this Section.

Section 4.3 Title Insurance. At Closing, Buyer shall arrange for the Title Insurers collectively to issue to Buyer or be irrevocably committed to issue to Real Property Owner a standard coverage ALTA owner’s form title policy (the “Title Policy”), collectively in the amount of up to the Aggregate Real Estate Purchase Price, insuring that fee simple title to the Real Property is vested in Real Property Owner subject only to the Permitted Exceptions; provided that Buyer may request from the Title Company a higher insured amount; provided, further, that (w) Buyer shall pay for such higher amount of insurance, (x) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such higher amount of insurance, (y) if Buyer is unable to obtain such higher amount of insurance, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (z) the Closing shall not be delayed as a result of Buyer’s request. Buyer shall be entitled to request that the Title Insurers provide extended coverage and/or such endorsements (or amendments) to the Title Policy as Buyer may reasonably require; provided that (a) such extended coverage and/or endorsements (or amendments) shall not increase the all-in pricing quoted to the parties by the Title Company prior to the date hereof, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such extended coverage and/or endorsements and, if Buyer is unable to obtain such extended coverage and/or endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request. Notwithstanding the immediately preceding sentence, if, after the Effective Date, Buyer requests that the Title Insurers provide any extended coverage and/or endorsements that increases the all-in pricing quoted to the parties by the Title Company prior to the date hereof, then Buyer shall be solely responsible for the amount of such additional requests.

ARTICLE V

REMEDIES AND DEPOSIT INSTRUCTIONS

Section 5.1 Seller Default. If the sale of the Property is not consummated solely due to a breach by Seller that gives Buyer the right to terminate this Agreement pursuant to Section 10.1(b)(i) or Section 10.1(b)(ii), then Buyer as its sole and exclusive remedies may elect to either (a) enforce specific performance of Seller’s obligation to consummate the transactions contemplated by this Agreement, (b) waive the default or breach and proceed to close the transaction (subject to Seller’s obligation to cause the Required Removal Exceptions to be cured as set forth herein), or (c) terminate this Agreement by written notice to Seller pursuant to Section 10.1(b)(i) or Section 10.1(b)(ii), and in the event of any such termination, the Deposit (other than the Independent Consideration) shall be immediately returned to Buyer, and Seller shall reimburse Buyer for all reasonable out-of-pocket third party costs actually incurred by

Buyer in pursuit of the transaction contemplated hereunder prior to the termination of this Agreement within ten (10) Business Days following written demand therefor; provided, however, that (y) in no event shall Seller be obligated to reimburse Buyer pursuant to this Section 5.1 for any such costs in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate (or One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate if such termination is pursuant to Section 10.1(b)(i) due to an Affirmative Seller Breach by Seller or pursuant to Section 10.1(b)(ii)), and (z) the requirement for Seller to reimburse Buyer for any such costs pursuant to this Section 5.1 shall only be on account of such costs for which Buyer delivers to Seller a third party invoice (with reasonable supporting information and documentation and evidence of payment) within thirty (30) days after the date on which Buyer provides written termination of this Agreement, and Buyer and Seller will thereafter have no liability hereunder except for the Surviving Obligations. Buyer hereby expressly waives its rights to seek any damages in the event of a termination of this Agreement due to Seller’s breach or default pursuant to this Section 5.1, other than as expressly provided in this Section 5.1.

Section 5.2 BUYER DEFAULT; LIQUIDATED DAMAGES. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO THE PERMITTED TERMINATION OF THIS AGREEMENT BY SELLER PURSUANT TO SECTION 10.1(c)(i) or SECTION 10.1(c)(ii), THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT FOR THE SURVIVING OBLIGATIONS. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF SUCH A TERMINATION OF THIS AGREEMENT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. RETENTION OF SUCH AMOUNT BY SELLER SHALL NOT CONSTITUTE A FORFEITURE OR PENALTY, BUT SHALL CONSTITUTE LIQUIDATED DAMAGES IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE LIQUIDATED DAMAGES AMOUNT SHALL NOT CONSTITUTE A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S SURVIVING OBLIGATIONS.

Initials:             Seller   /s/ JI                           Buyer   /s/ MH

Section 5.3 No Buyer or Seller Default. If the sale of the Property is not consummated and this Agreement is terminated for any reason as expressly provided in Article X (other than a termination by Buyer pursuant to Section 10.1(b)(i) or Section 10.1(b)(ii) or a termination by Seller pursuant to Section 10.1(c)(i) or Section 10.1(c)(ii)), the Deposit (other than the Independent Consideration) shall be immediately returned to Buyer, Buyer and Seller will thereafter have no liability hereunder except for the Surviving Obligations, and solely if such termination is pursuant to Section 4.2, Seller shall reimburse Buyer for all reasonable out-of-pocket third party costs actually incurred by Buyer in pursuit of the transaction contemplated hereunder prior to the termination of this Agreement within ten (10) Business Days following written demand therefor; provided, however, that (y) in no event shall Seller be obligated to reimburse Buyer pursuant to this Section 5.3 for any such costs in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate and (z) the requirement for Seller to reimburse Buyer pursuant to this Section 5.3 shall only be on account of such expenses for which Buyer delivers to Seller a third party invoice (with reasonable supporting information and documentation and evidence of payment) within thirty (30) days after the date on which Buyer provides written termination of this Agreement.

Section 5.4 Deposit Instructions. The Escrow Agent joins herein below to evidence its agreement to hold such funds in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.

(a) The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction notice or evidence.

(b) The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

(c) The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

(d) In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

(e) The Escrow Agent shall invest the amount in escrow in accounts which are federally insured or which invest solely in government securities and shall be applied in accordance with the terms of this Agreement. Interest earned thereon shall be added to the funds deposited by Buyer.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 6.1 Representations and Warranties of Seller. Subject to the provisions of Sections 6.2 and 7.4 and except for those matters expressly described on Schedule 1 (the “Disclosure Schedule”), Seller, with respect to itself and the Property only, hereby makes the following representations and warranties to Buyer:

(a) Status. Seller is a corporation duly organized or formed, validly existing and in good standing under the laws of the State of New York and is duly licensed and qualified to transact business in the State of California.

(b) Authority. The execution and delivery of this Agreement and the Closing Documents and the performance of Seller’s obligations hereunder and thereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting debtors’ and creditors’ rights generally and general equitable provisions.

(c) Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, (i) to Seller’s knowledge, violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity, or (ii) conflict with, result in a breach of, or constitute a default under (x) Seller’s organizational documents or (y) any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound, except in the case of clauses (i) and (ii)(y), where the breach or default would not have a Material Adverse Effect. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Person or Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Closing Documents or the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, permits, Governmental Orders, declarations, filings or notices which have already been obtained prior to the date hereof or are with third parties and are not otherwise material to the Property or Transferred Operations. Section 6.1(c) of the Disclosure Schedule sets forth a list of the material Scheduled Buyer Contracts for which the counterparty’s consent is required to assign such Scheduled Buyer Contract to Buyer in connection with the consummation of the transactions contemplated by this Agreement and the other Closing Documents (it being understood and agreed by Buyer that the receipt of any such consent is not a condition to Closing).

(d) Title to Personal Property. Seller, and, as applicable, the Other Transferors, has good and valid title to, or a valid leasehold interest in, all material Personal Property, free and clear of Liens except for Permitted Liens.

(e) Sufficiency of Assets. The Property, taken together with the services and assets to be provided or made available to Buyer (whether or not utilized) pursuant to this Agreement, the licenses to be granted and the other arrangements contemplated by this Agreement, including pursuant to the Services Agreement, the Eye Logo License Agreement, Television City License and Assignment Agreement and the Employee Matters Agreement, shall in the aggregate be sufficient for the continued conduct of the Transferred Operations, taken as a whole, after the Closing as conducted by Seller prior to the Closing in all material respects.

(f) Suits and Proceedings.

(i) There is no litigation, governmental investigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or, to Seller’s knowledge, threatened in writing against Seller or the Property which (i) is not adequately covered by existing insurance (subject to any deductible) and (ii) if adversely determined, would result in a Material Adverse Effect.

(ii) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Transferred Operations or the Property which would have a Material Adverse Effect.

(iii) Seller has not entered into any material unrecorded written commitment or written agreement with any Governmental Entity currently affecting the Property.

(g) Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Code, and the regulations promulgated thereunder.

(h) Condemnation. As of the Effective Date, Seller has not received any written notice from a Governmental Entity with respect to all or part of the Property regarding any actual or threatened condemnation or eminent domain proceedings.

(i) Bankruptcy. Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(j) Leases. As of the date hereof, other than the Leases, there are no occupancy agreements entered into by Seller affecting any portion of the Property. Seller has made available to Buyer true, correct and complete copies of the Leases, including all amendments thereto. Seller is not in breach of, or default under, any Lease, except for such breaches or defaults that would not have a Material Adverse Effect. As of the Effective Date, Seller, as landlord under the Leases, has no remaining obligations under such Leases to pay any tenant improvement allowances, leasing commissions, or tenant build-out-expenses, and therefore is not entitled to a credit at Closing for any Reimbursable Lease Expenses. As of the Effective Date, Seller is not in possession of any Tenant Deposits and no Tenant is delinquent regarding payment of anything more than a de minimis amount of Rent.

(k) Contracts.

(i) To Seller’s knowledge, Seller has delivered or made available to Buyer true, correct, and complete copies of the Scheduled Buyer Contracts. To Seller’s knowledge, neither party to any Scheduled Buyer Contract has provided written notice to the other that it is in default under any such Scheduled Buyer Contract. The Scheduled Buyer Contracts constitute all the Contracts that are material to the Transferred Operations.

(ii) Other than the Scheduled Buyer Contracts, the Leases, those documents set forth in the Title Commitment and the Grove Parking Agreement, there are no other written or oral agreements with respect to the Property that are material to the Property or the Transferred Operations.

(l) Compliance.

(i) As of the date hereof, Seller has not received any written notice from any Governmental Entity having jurisdiction over the Property to the effect that the Property or the Transferred Operations are not in compliance, in any material respects, with applicable Laws (including, without limitation, all Environmental Laws) other than notices of non-compliance that have been remedied, and to Seller’s knowledge, no such non-compliance exists.

(ii) All Licenses and Permits required for Seller to conduct the Transferred Operations as currently conducted or for the ownership and use of the Property have been obtained by Seller, renewals of such Licenses and Permits have been timely applied for, and are valid and in full force and effect, except where the failure to obtain such Licenses and Permits would not have a Material Adverse Effect. As of the Effective Date, the list of Licenses and Permits attached hereto as Schedule 5 is a true and complete list of those material Licenses and Permits that are necessary to the daily operation of the Transferred Operations as of the Effective Date.

(m) Employee Benefit Matters.

(i) Section 6.1(m)(i) of the Disclosure Schedule contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program (each, a “Benefit Plan”) in effect and covering one or more Business Employees or the beneficiaries or dependents of any such Persons (as listed in Section 6.1(m)(i) of the Disclosure Schedule, each, a “Seller Benefit Plan”). With respect to each Seller Benefit Plan, Seller has made available to Buyer copies, as applicable, of each written plan document (including amendments thereto) and descriptions of all material terms of any such plan that is not in writing.

(ii) No Seller Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) is a “multiple employer plan” (within the meaning of Section 3(37) of ERISA); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(4) of ERISA), nor does Seller have any direct or contingent liability, either currently or within the preceding six (6) years, with respect to any such plan described in the preceding items (i) through (iv). Seller has not withdrawn from any multi-employer plan (as defined in Section 3(37) of ERISA) under circumstances resulting in Liability which remains unsatisfied as of the date of this Agreement.

(iii) Other than as required under COBRA or other applicable Law, no Seller Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(iv) Except as would not reasonably be expected to result in Liability to any Transferred Employee, each Seller Benefit Plan subject to Section 409A of the Code in which a Transferred Employee participates has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect form time-to-time.

(v) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) (i) will accelerate the vesting, funding or time of payment of any compensation or other benefit due by Seller to any Business Employee; or (ii) will increase the amount or value of any payment, compensation or benefit to any Business Employee.

(n) Employment Matters.

(i) Seller has made available to Buyer the following information with respect to each Business Employee: (i) name; (ii) title; (iii) current base salary or wage rate; (iv) annual bonus compensation; (v) date of hire or rehire; (iv) accrued vacation; and (vii) Fair Labor Standards Act classification; provided that Buyer agrees to take all reasonable steps, consistent with applicable Law, to ensure that the information is protected against loss and unauthorized access, use, modification, disclosure or other misuse and to execute and abide by the terms of the Confidentiality Agreement.

(ii) Seller is not a party to or bound by, any collective bargaining or other agreement with a labor organization representing any of the Business Employees other than the agreements set forth on Schedule 11. Since January 1, 2016, there has not been, nor, to Seller’s knowledge, has there been any threat in writing of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Business Employees. To Seller’s knowledge, no organizational effort is presently being made, or has been threatened by or on behalf of any labor union with respect to Business Employees and there have been no such efforts since January 1, 2016.

(iii) Seller is in material compliance with (i) all applicable Laws pertaining to employment and employment practices to the extent they relate to the

Business Employees, including, without limitation, wages, benefits, hours, overtime, discrimination, equal opportunity, immigrations, rest periods, meal breaks, workers’ compensation, and occupational health and safety; and (ii) all applicable obligations under any existing collective bargaining or other agreement establishing terms and conditions of employment for any Business Employee. There is no claim, arbitration, mediation, charge, or litigation pending or, to Seller’s knowledge, threatened against Seller relating to any Business Employee employment or labor matter.

(o) Taxes.

(i) To the extent a breach or inaccuracy of any of the following could result in a Liability of Buyer to any Person, whether as a result of applicable Law, Contract or otherwise, other than such items that, in the aggregate, would not be material (determined without regard to Seller’s indemnification obligations under this Agreement) (i) Seller has timely filed (taking into account any valid extensions) with the appropriate taxing authority all Tax Returns required to be filed by Seller and all such Tax Returns are true, correct and complete in all material respects, (ii) Seller has timely paid to the appropriate taxing authority all Taxes required to be paid by Seller (regardless of whether having been shown as owing on any Tax Return) and has withheld and timely deposited with the applicable taxing authority all Taxes required to have been withheld and deposited with respect to the Property or the Transferred Operations, (iii) there have been no Actions with respect to the Taxes related to the Seller, the Property or the Transferred Operations, nor is there any such Action pending or threatened in writing, (iv) Seller has not received any claim by any jurisdiction where Seller does not currently file a Tax Return with respect to the Property or the Transferred Operations to the effect that a Tax Return filing may be required with respect to the Property or Transferred Operations or the Property or the Transferred Operations may otherwise be subject to taxation by that jurisdiction and (v) Seller has complied with all applicable Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption) with respect to the Property or the Transferred Operations. There are no Liens for Taxes on the Property except for Liens for Taxes described in clause (c) of the definition of Permitted Exceptions.

(ii) No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement, or any other agreement a significant purpose of which involves the allocation, determination or payment of Taxes, is currently in effect with respect to Seller, the Property or the Transferred Operations that would, in any manner, bind, obligate or restrict Buyer or any of its Affiliates.

(iii) Seller has not received any written notice of any proposed special taxes or assessments relating to the Property or any part thereof or any planned public improvements that will result in a special tax or assessment against the Property for any period prior to or on or after the Closing Date.

(p) Account Records. Seller has made available to Buyer the books of account and financial records of Seller pertaining to the businesses operated by Seller at the Land. Such books of account and financial records: (i) are true and correct in all material respects, (ii) have been prepared in accordance with the books and records of the Seller and (iii) present fairly the information contained therein.

(q) Intellectual Property.

(i) To Seller’s knowledge, Seller owns all right, title and interest to the Seller Intellectual Property, free and clear of Liens except for Permitted Liens. Seller owns or has valid and enforceable licenses to use, as used in the Transferred Operations (and immediately following the Closing Buyer will own or be validly licensed to use on identical terms and conditions), all Intellectual Property reasonably necessary to conduct the Transferred Operations in a manner consistent with the Transferred Operations as conducted by Seller prior to the Closing. Other than the Seller Intellectual Property, the CBS trademarks, the domain name cbstelevisioncity.com, the Licensed Intellectual Property or as licensed pursuant to Contracts, no Intellectual Property is owned by or held for use by Seller or its Affiliates and used in a material respect in the Transferred Operations.

(ii) Seller is not party to any agreements that limit Seller’s right to use or otherwise exploit, enforce, transfer or register the Intellectual Property that is used in a material respect in the Transferred Operations, including covenants not to sue or co-existence agreements. To Seller’s knowledge, the conduct of the Transferred Operations by Seller has not infringed upon or misappropriated the Intellectual Property of any Person. There are no pending actions or lawsuits brought by Seller against third parties alleging infringement, misappropriation or other violation of any Seller Intellectual Property.

(iii) Seller has used and currently uses commercially reasonable efforts to protect the confidentiality of all confidential information and trade secrets, if any, of the Transferred Operations. Seller has adopted and maintains reasonable safeguards and at all times has taken and takes commercially reasonable steps to (i) protect the operation, confidentiality, integrity and security of the software systems used as part of the Transferred Operations that are owned or operated by Seller and the information and transactions stored therein or transmitted thereby and (ii) prevent unauthorized or improper use, access, transmittal modification or corruption of such information, and to Seller’s knowledge, there have been no successful unauthorized intrusions or breaches of the security of the software systems owned or operated by Seller that are used as part of the Transferred Operations.

(iv) With respect to all personally identifiable information collected by Seller in connection with the Transferred Operations, Seller is in compliance in all material respects with applicable Law requiring protection of such information against loss and unauthorized access, use, modification, disclosure or other misuse. To Seller’s knowledge there has been no unauthorized access to or other misuse of that information, and there has been no unauthorized disclosure of electronic communications containing such personally identifiable information to any third party, including any Governmental

Entity, except to the extent that any such unauthorized access, misuse, or disclosure would not have a Material Adverse Effect.

(r) Personal Property. Schedule 6 sets forth a true and complete list of the tangible Personal Property with a historical cost in excess of $5,000 in the Seller’s accounting books and records as of September 30, 2018. The Personal Property, together with the assets set forth on Schedule B to the Services Agreement, comprise in all material respects all of the tangible assets used by Seller primarily in the Transferred Operations and in connection with the Real Property (to the extent related to the Transferred Operations). All of the Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice. The Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

(s) Patriot Act. Seller is in compliance with all applicable anti-money laundering and anti-terrorist Laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the BSA (defined below), as amended by Patriot Act (defined below), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(t) OFAC. Neither: (i) Seller, any Affiliate of Seller nor any Person controlled by Seller; nor (ii) to the best knowledge of Seller, any Person who directly owns a controlling interest in or otherwise directly controls Seller; nor (iii) to the best knowledge of Seller, after making due inquiry, if Seller is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Seller; nor (iv) any Person for whom Seller is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(u) Third Party Rights. No person or other entity other than Buyer has a right of first refusal, option to purchase, or other purchase right to the Property or any portion thereof.

(v) Historical Designation. Other than the designation by the City of Los Angeles of a portion of the Property as a Historic-Cultural Monument, to Seller’s knowledge, neither the Real Property nor any part thereof has been designated as a historic site, burial ground, archaeological site or a historic structure.

(w) Customers, Suppliers, Sales Agents, Sales Representatives and Independent Contractors. Set forth on Schedule 19 are the top five (5) shows at the Property from whom the Seller had received the greatest amount of revenues during the year ended December 31, 2017. Set forth on Schedule 20 are the five (5) suppliers from whom the Seller had made the greatest amount of purchases regarding the Property during the year ended December 31, 2017. No such customer or supplier listed on Schedule 20 has notified in writing the Seller or any of its Affiliates that it has cancelled, or intends to cancel, or materially change the terms of its relationship with the Seller or its Affiliates with respect to any Contracts pertaining to the Property.

(x) No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE VI (including the related portions of the Disclosure Schedule), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Transferred Operations and the Property furnished or made available to Buyer and its representatives any information, documents or material made available to Buyer in the data site, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Transferred Operations, or any representation or warranty arising from statute or otherwise in law.

Section 6.2 Limited Liability.

(a) The representations and warranties of Seller set forth in this Agreement or in any Closing Document (other than the Fundamental Representations and the representations set forth in Section 6.1(o) (the “Tax Representations”) and those set forth in the Landlord Certificate), together with Seller’s liability for any breach before Closing of any of Seller’s interim operating covenants or, subject to the succeeding sentences, other covenants or agreements contained herein, will survive the Closing for a period of nine (9) months (the “General Survival Period”), but not thereafter. Seller’s liability with respect to the Estoppel Back Stop Covenant and the Seller certifications set forth in any Landlord Certificate (the “Lease/Contract Certifications”) shall survive the Closing for a period of two (2) years but not thereafter (the “Estoppel/Certification Survival Period”); provided, however, any Landlord Certificate shall be null and void upon delivery to Buyer of an Estoppel Certificate executed by the counterparty to the Lease or Contract for which Seller has delivered such Landlord Certificate. The Tax Representations, the covenants relating to Taxes that contemplate performance after the Closing, and the covenant contained in Section 2.9 hereof shall survive until ninety (90) days following the expiration of the statute of limitations applicable to the underlying claim (taking into account any mitigation, extension or waiver thereof) (the “Excluded Liability/Tax Survival Period” and, the General Survival Period, the Estoppel/Certification Survival Period and the Excluded Liability/Tax Survival Period, as applicable, is referred to as the “Survival Period”). The Fundamental Representations shall survive indefinitely. Except as otherwise provided herein, it is the intention of the parties that (x) all suits or actions for breach of any representation or warranty contained herein or in any Closing Document or as set forth in the Landlord Certificates, and all suits or actions for breach of any covenants or other agreements contained herein, must be brought, if at all, prior to the expiration of the applicable Survival Period, or else such suits or actions shall be forever barred and (y) if a claim for a breach of any representation or warranty or any covenants or other agreements contained herein or in any Closing Document or as set forth in the Landlord Certificates is timely brought, then such claim shall survive until the same is resolved and, if applicable, paid. Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of any representation, warranty or certification, including as set forth in the Landlord Certificates, or any breaches of the Estoppel Back Stop Covenants, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy of such representation, warranty or certification or breach of Estoppel Back Stop Covenant, exceeds $250,000.00 (the “Liability Threshold”); provided that in no event shall this sentence apply in respect of breaches of Fundamental Representations. If Seller’s aggregate liability to Buyer with respect to breaches of representations and warranties exceeds the Liability Threshold, Seller shall be liable to the extent of such excess up to but not exceeding the Cap Amount (subject to the exceptions set forth below). Notwithstanding anything to the contrary contained herein, following Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation and/or warranty of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Closing Documents shall, under no circumstances whatsoever, exceed an amount equal to $7,500,000.00 (the “Cap Amount”); provided that in no event shall prorations pursuant to Section 9.5 hereof, or any claims pursuant Sections 2.9, 3.7 and 9.6 hereof, or any breaches by CBS Tenant under the CBS Lease, breaches of the Estoppel Back Stop Covenant or any breaches of a Fundamental Representation or Tax Representation or any claims relating to Excluded Property or Excluded Liabilities be subject to or count against the Cap Amount; provided, further that the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation and/or warranty of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Closing Documents, any claims pursuant Sections 2.9, 3.7 and 9.6 hereof, or any breaches by CBS Tenant under the CBS Lease, breaches of the Estoppel Back Stop Covenant, or any breaches of a Fundamental Representation or Tax Representation or any claims relating to Excluded Property or Excluded Liabilities, under no circumstances whatsoever, exceed the Purchase Price, net of all prorations pursuant to Section 9.5 hereof.

(b) In the event of any breach of any of Seller’s representations or warranties that is discovered by Buyer during the applicable Survival Period, Buyer shall give Seller written notice of such alleged breach (a “Breach Notice”) prior to the expiration of the Survival Period and shall allow Seller the opportunity to cure any such alleged breach that is reasonably susceptible of cure prior to making any claim for damages under this Agreement, in each case, as more particularly set forth below. In the event that Seller elects, by written notice to Buyer (an “Election Notice”) within ten (10) Business Days of receipt of any Breach Notice, to cure any such breach that is reasonably susceptible of cure with no material continuing effect on Buyer, Seller shall have a period of time (“Seller’s Cure Period”) equal to forty-five (45) days (as such period shall be extended for such time as may be reasonably necessary to cure any such breach that is not reasonably capable of cure within such initial forty-five (45) day period) to attempt to cure such breach prior to Buyer making a claim for damages under this Agreement with respect thereto (but not to exceed sixty (60) days in the aggregate); provided that Seller will remain liable under this Section 6.2 for any liability or loss incurred by Buyer in connection with such breach or condition prior to or during Seller’s Cure Period or arising from Seller’s attempt to cure, all to the extent not actually remedied by Seller’s cure, if any. The applicable Survival Period with respect to any breach alleged in a Breach Notice shall be extended for the lesser of (i) the period of time from (A) delivery of the Breach Notice from Buyer to Seller to (B) delivery of written notice from Seller to Buyer that it either does not intend to cure, or has been unable to cure, such breach (or that such breach does not constitute a breach), and (ii) Seller’s Cure Period.

In the event Seller delivers an Election Notice to Buyer, Buyer shall allow Seller to have reasonable access to the Property and shall reasonably cooperate with Seller (at no out-of-pocket cost or expense to Buyer) to allow Seller to prosecute the cure of the applicable breach during Seller’s Cure Period. Buyer waives all rights and remedies pursuant to this Section 6.2 with respect to all breaches, if any, not alleged in a Breach Notice delivered during the applicable Survival Period. Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Buyer obtains actual knowledge (from whatever source, including, without limitation, as a result of Buyer’s Due Diligence or written or verbal disclosure by Seller or Seller’s agents and employees or Estoppel Certificates) that contradicts any of Seller’s representations and warranties herein including as set forth in the Landlord Certificates or evidences such a breach, and Buyer nevertheless consummates the transaction contemplated by this Agreement, provided that, for the avoidance of doubt, this sentence shall not apply to the covenant set forth in Section 2.9. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Deed and other Closing Documents. In no event shall Buyer be entitled to seek or obtain lost revenues, lost profits, diminution in value or any consequential, speculative, special, punitive or exemplary damages from Seller in connection with, or as a result of any breach of, this Agreement or any Closing Document (provided that any claims paid by Buyer to a third party for consequential, speculative, punitive or exemplary damages shall be deemed to be Buyer’s actual damages). Buyer acknowledges that Seller has agreed to make the representations and warranties in this Agreement and the certifications in the certificates delivered at Closing and in the Landlord Certificates in express reliance on Buyer’s agreement to limit its right to recover damages as set forth above, notwithstanding that such limitations substantially restrict Buyer’s right to recovery for any breach of representation or warranty.

(c) The provisions of this Section 6.2 shall survive Closing or any termination of this Agreement without limitation. Notwithstanding anything in this Agreement or the Target Cash Flow Agreement, if any breach of this Agreement by Seller would otherwise result in an increase to the amount of any Supplement Payment (as defined in the Target Cash Flow Agreement), (a) the amount of any such Supplement Payment increase shall be reduced by the amount of indemnification or damages, if any, that Buyer recovers from Seller with respect to such breach or (b) the amount of any damages that Buyer would otherwise be entitled to recover from Seller with respect to such breach shall be reduced by the amount of any such Supplement Payment increase that is paid by Seller.

Section 6.3 Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge,” or the “knowledge” of any Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of those persons named on Schedule 3 and no others, at the times indicated only, without duty of inquiry whatsoever, except that one or more of such knowledge parties have reviewed the representations and warranties of Seller set forth in Section 6.1 hereof as of the date hereof and will review such representations and warranties of Seller again as of the Closing Date.

Section 6.4 Liability for Representations and Warranties. Buyer acknowledges that the individuals named above in Section 6.3 are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will bring no action of any kind against such individuals, or against any shareholder, employee, agent, director, officer, partner or member of Seller, as applicable, or related to or arising out of these representations and warranties.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 7.1 Buyer’s Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller:

(a) Status. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and, to the extent required by Law, will be qualified to transact business in the State of California on or before the Closing Date.

(b) Authority. The execution and delivery of this Agreement and the Closing Documents and the performance of Buyer’s obligations hereunder and thereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar Laws affecting debtors’ and creditors’ rights generally and general equitable provisions.

(c) Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not, (i) to Buyer’s knowledge, violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity, or (ii) conflict with, result in a breach of, or constitute a default under (x) Buyer’s organizational documents or (y) any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which Buyer may be bound, except in the case of clauses (i) and (ii)(y), where the breach or default would not have a Material Adverse Effect.

(d) Suits and Proceedings. There is no litigation, governmental investigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or, to Buyer’s knowledge, served or threatened in writing against Buyer which are not adequately covered by existing insurance (subject to any deductible).

(e) Consents. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Person or Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or any of the other Closing Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

(f) Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(g) Patriot Act. Buyer is in compliance with all applicable anti-money laundering and anti-terrorist Laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(h) OFAC. Neither: (i) Buyer, any Affiliate of Buyer nor any Person controlled by Buyer; nor (ii) to the best knowledge of Buyer, any Person who directly owns a controlling interest in or otherwise directly controls Buyer; nor (iii) to the best knowledge of Buyer, after making due inquiry, if Buyer is a privately held entity, any Person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Buyer; nor (iv) any Person for whom Buyer is acting as agent or nominee in connection with this investment, is a country, territory, Person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(i) Solvency. Immediately after the Closing, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 7.2 Buyer’s Independent Investigation.

Buyer acknowledges and agrees that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(a) All matters relating to title, together with all governmental and other legal requirements such as Taxes, assessments, zoning, use permit requirements, building codes, historical designations (including the designation by the City of Los Angeles of a portion of the Property as a Historic-Cultural Monument) and/or the state of entitlements;

(b) The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the Improvements and within each tenant space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer’s sole expense;

(c) Any easements and/or access rights affecting the Property;

(d) The Leases and all matters in connection therewith, including, without limitation, the ability of the Tenants to pay Rents;

(e) The Contracts, the Licenses and Permits and any other documents or agreements of significance affecting the Property;

(f) The Existing Survey; and

(g) All other matters of material significance affecting the Property or delivered to Buyer by Seller in accordance with ARTICLE III of this Agreement, or which Buyer otherwise reasonably considers to be relevant to the acquisition of the Property.

THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 6.1 HEREOF AS SUCH MAY BE LIMITED BY SECTION 6.2 HEREOF AND IN THE CLOSING DOCUMENTS, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY, (g) THE

COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, AND (h) WITHOUT LIMITING SUBSECTION (g) ANY OBLIGATIONS OF THE OWNER OF THE PROPERTY ARISING IN CONNECTION WITH THE PRESENCE, IF ANY, OF METHANE GAS AT, UNDER OR AROUND THE PROPERTY OR THE PRIOR USE OF A PORTION OF THE PROPERTY AS A GAS STATION, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS, WHETHER LATENT, PATENT OR DETECTABLE OR NOT.

(h) Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property. Buyer acknowledges and agrees that it has had the opportunity to conduct such inspections, investigations and other independent examinations of the Property and related matters, including but not limited to the physical and environmental conditions thereof, and has had and will rely upon same and not upon any statements of Seller or of any officer, director, employee, agent or attorney of Seller. Buyer acknowledges that all information obtained by Buyer has been obtained from a variety of sources and, except as otherwise expressly set forth in this Agreement, Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Buyer. Upon Closing, Buyer acknowledges the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer’s inspections and investigations. Buyer acknowledges and agrees that upon Closing, Seller will sell and convey to Buyer, and Buyer will accept the Property, “AS IS, WHERE IS,” with all faults, whether latent, patent or detectable or not. Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein or in the Closing Documents. Buyer acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, Liabilities, defects or other adverse matters that may be associated with the Property. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 7.2(h) WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND WILL BE INCORPORATED INTO THE DEED.

Section 7.3 Buyer’s Release of Seller.

(a) Effective upon Closing, Seller is hereby released from all responsibility and liability to Buyer arising out of or related to the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever.

(b) Buyer acknowledges that it has inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary, and hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. In that connection, Buyer, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities, waives the benefit of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.”

Without limiting the foregoing, Buyer specifically releases Seller and Seller’s Affiliates from any claims Buyer may have against Seller and/or Seller’s Affiliates now or in the future arising from the environmental condition of the Property or the presence or alleged presence of Hazardous Materials or contamination on or emanating from the Property. Buyer further acknowledges the risk of changes in applicable Laws and regulations relating to past, present and future environmental conditions on the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

(c) Buyer further acknowledges the risk of changes in applicable Laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other substances, may not be revealed by its investigation.

/s/ MH
Buyer Initials

(d) Survival. The foregoing waivers and releases by Buyer shall survive either (i) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (ii) any termination of this Agreement.

(e) Notwithstanding anything to the contrary set forth in this Section 7.3, nothing in this Section shall operate to release Seller from its liability and obligations in connection with the following: (i) any claim or cause of action alleging any fraud or intentional misrepresentation by Seller or any Affiliate of Seller; (ii) matters for which Seller has expressly agreed to indemnify Buyer elsewhere in this Agreement; (iii) any right Buyer may have to seek to have Seller added as an additional defendant (through an action in impleader or similar procedure) in an action brought against Buyer or its Affiliates by a third party as a result of matters arising prior to Closing in order to establish any Liability Seller may have to such third party with respect to the terms and conditions of this Agreement of the documents delivered in connections with the Closing; and (iv) the Surviving Obligations (subject to the limitations thereon set forth in this Agreement).

Section 7.4 Discharge. Notwithstanding any other provisions contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer’s sole recourse in the event of a breach by Seller shall be as set forth in Section 5.1 hereof, and (b) Seller shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Seller’s covenants, indemnities, and obligations contained in this Agreement and the documents delivered pursuant hereto, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except to the extent of any obligation or liability Seller may have under the Retained Operations, Closing Documents and the Surviving Obligations.

Section 7.5 Natural Hazard Disclosure. Seller has commissioned Title Company or its Affiliate to prepare a natural hazard disclosure statement for the Property (the “Natural Hazard Disclosure”), which Natural Hazard Disclosure shall contain the disclosures, if any, which may be required under the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, California Public Resources Code Sections 2621.9, 2694, and 4136, Article 1.7 of the California Civil Code and California Civil Code Sections 1102.6 and 1103.2, and any successor Law. Such Natural Hazard Disclosure shall serve to satisfy any and all disclosure requirements relating to the matters referenced in the Natural Hazard Disclosure. Buyer acknowledges and agrees that Seller is not providing any representation or warranty whatsoever with respect to either the accuracy or completeness of the information in the Natural Hazard Disclosure, that Seller shall not be required to remediate any matter referred to in the Natural Hazard Disclosure, that nothing in the Natural Hazard Disclosure shall create any liability from Seller to Buyer, and that Buyer shall use same merely as a part of its overall investigation of the Property.

Section 7.6 Environmental Inquiry. Buyer acknowledges and agrees that Seller has indicated that the sole inquiry and investigation that Seller has conducted in connection with the environmental condition of the Property is to review the environmental reports in its possession (as described on Schedule 14), and that, for all purposes, including California Health and Safety Code Section 25359.7, Seller has acted reasonably in solely relying upon said inquiry and investigation. Buyer acknowledges receipt of notice in accordance with the foregoing statue and receipt of the identified environmental reports. The provisions of this Section shall survive the Closing.

ARTICLE VIII

COVENANTS

Section 8.1 New Leases; Lease Modifications. After the Effective Date Seller shall not, without Buyer’s prior written consent in each instance, which consent shall not be unreasonably withheld and shall be given or denied, with the reasons for such denial specified in reasonable detail, within three (3) Business Days after receipt by Buyer of the information referred to in the next sentence, enter into a New Lease; modify or amend any Pre-Effective Date Lease (except pursuant to the exercise by a Tenant of a renewal, extension or expansion option or other right contained in such Tenant’s lease (for which landlord does not have the sole absolute authority to not consent to)); consent to any assignment or sublease in connection with any Pre-Effective Date Lease or New Lease; or remove any Tenant under any Pre-Effective Date Lease or New Lease, whether by summary proceedings or otherwise, except by reason of a default of the Tenant under the subject Pre-Effective Date Lease or New Lease. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within three (3) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. If any Lease requires that the landlord’s consent be given under the applicable circumstances (or not be unreasonably withheld), then Buyer shall be deemed ipso facto to have approved such action. Subject to Buyer’s rights to contact tenants at the Property pursuant to Section 3.3 which are subject to Seller’s right to consent, which shall not be unreasonably withheld, conditioned or delayed, it is understood and agreed that Buyer shall have no right, without the prior written consent of Seller, in Seller’s sole and absolute discretion, to discuss the marketing or leasing of the Property with any prospective tenants or any other person until such time as the Closing contemplated hereunder is consummated.

Section 8.2 Lease Expenses. At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Seller prior to Closing. In addition, at Closing, Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or by acceleration) any Reimbursable Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims for such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof.

Section 8.3 Lease Enforcement. Subject to (and except as restricted by) the provisions of Section 8.1 above, but at all times in accordance with the provisions of Section 8.4 below, prior to the Closing Date, Seller shall have the right, but not the obligation, consistent with Seller’s current operation, to enforce the rights and remedies of the landlord under any Pre-Effective Date Lease or New Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any Tenant Deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by

Tenants in accordance with the terms of the applicable Lease, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

Section 8.4 Certain Interim Operating Covenants. Seller covenants to Buyer that it will, from the Effective Date until Closing: (i) continue to operate, manage and maintain the Improvements in the ordinary course of its business and substantially in accordance with present practice, subject to ordinary wear and tear and further subject to Section 11.2; (ii) maintain fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Land and the Improvements as of the Effective Date; (iii) not enter into any new contract for the provision of goods or services to or with respect to the Property or renew, extend, amend, modify or replace any of the Contracts other than in the ordinary course of business and unless such contract is terminable as of the Closing Date without payment of any fees or penalty or unless Buyer consents thereto in writing, which approval shall not be unreasonably withheld, delayed or conditioned or Seller agrees to pay such fees or penalty; (iv) conduct the Transferred Operations in the ordinary course of business; (v) use commercially reasonable efforts to maintain and preserve intact in all material respects the Transferred Operations’ organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of the Business Employees, customers, lenders, suppliers, regulators and others having relationships with the Transferred Operations in all material respects; and (vi) subject to the applicable provisions of Section 8.21(b), perform the work described on Schedule 23. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the following changes, events or conditions to occur:

(a) any sale, issuance, pledge, disposition or otherwise subject to any Lien (other than Permitted Liens) any tangible property used in the Transferred Operations outside the ordinary course of business (and in the event that any material tangible personal property listed on Schedule 6 that is part of the Property to be conveyed to Buyer at Closing is materially damaged, destroyed, stolen or otherwise missing at Closing, then Seller shall credit Buyer for the replacement cost of such damaged, destroyed, stolen or missing tangible personal property);

(b) any sale, transfer, exclusive license, abandonment or waiver of rights as to (A) Seller Intellectual Property; or (B) Licensed Intellectual Property, to the extent it would conflict with the Eye Logo License Agreement, the Television City License and Assignment Agreement or limit the scope of the rights to the Licensed Intellectual Property granted to Buyer;

(c) any cancellation of any debts or claims or amendment, termination or waiver of any rights constituting the Property, except in the ordinary course of business;

(d) any termination of the Grove Parking Agreement;

(e) any material capital expenditures which would constitute an Assumed Liability;

(f) any (A) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, equity award or other compensation or benefits in respect of any Business Employees, other than in the ordinary course of business, as provided for in any Seller Benefit Plan or as required by applicable Law; provided, however, that notwithstanding the foregoing, Seller may grant bonuses without limitation so long as Seller is solely responsible for their payment or as required by any CBA; (B) change in the terms of employment for any Business Employee or any termination of any Business Employee other than in the ordinary course of business, as provided for in any Seller Benefit Plan, as mutually agreed upon by Buyer and Seller or as required by applicable Law or as required by any CBA, or (C) hiring or engagement of new Business Employees other than in the ordinary course of business, including as contemplated by Section 8.9 or as required by any CBA;

(g) make, revoke or modify any Tax election, settle or compromise any Action related to Taxes or file any Tax Return other than on a basis consistent with past practice, in each case, to the extent such action could adversely affect Buyer, the Property or the Transferred Operations;

(h) except as required to comply with applicable Law or with respect to the CBS Terminated Employees as provided in the Employee Matters Agreement, in the ordinary course of business or as appropriate or necessary to facilitate the transition services contemplated in Section 8.11, any adoption, modification or termination of any: (A) employment, severance, retention or other agreement with any current or former Business Employee, (B) Benefit Plan, or (C) collective bargaining or other agreement with a Union, in each case whether written or oral; or

(i) any agreement to do any of the foregoing, or any action that would result in any of the foregoing.

Section 8.5 HSR Act Filings.

(a) Seller and Buyer shall each file, or cause to be filed, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the transactions contemplated by this Agreement, as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement.

(b) Seller and Buyer shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of the HSR Act notification and report forms. During the Pre-Closing Period, Seller and Buyer shall use their respective commercially reasonable efforts to cause the waiting period under the HSR Act to terminate or expire at the earliest practicable date.

(c) In furtherance and not in limitation of the foregoing, during the Pre-Closing Period: (i) each of Buyer and Seller will supply as promptly as practicable any additional information and documentary material that may be requested under the HSR Act and make all subsequent filings and submissions required under the HSR Act; and (ii) each party will (and, if applicable, will cause its Affiliates to) use reasonable efforts to take all other actions to cause the expiration or termination of the waiting period required under the HSR Act (including any extensions thereof) as promptly as practicable. During the Pre-Closing Period, each of Buyer and Seller will provide to the other party’s counsel such information as each may reasonably request, and as may be appropriate relative to its business, assets and property as required of each to file any additional information requested by Governmental Entities. Each of Buyer and Seller will, subject to applicable Law, supply the other Party with copies of any written communication made to or received by either Buyer or Seller, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Entity and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and to the extent permitted by such Governmental Entity gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) Neither Seller nor Buyer will (and each will cause his or its Affiliates not to) extend any waiting period or comparable period under the HSR Act or other Laws of the Antitrust Division or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the written consent of the other parties hereto, which consent shall not be unreasonably withheld.

(e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding the removal of any other impediment to the consummation of the transactions contemplated hereby.

(f) The required filing fee under the HSR Act and all other Laws of the Antitrust Division regarding the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. All other out-of-pocket costs and expenses incurred in connection with making the HSR filing or obtaining any consent under Section 6.4(a) shall be borne by the party incurring such costs and expenses.

Section 8.6 [Reserved].

Section 8.7 CBS Lease. CBS Tenant and Real Property Owner, as a material part of this transaction, are entering into a separate lease agreement for CBS Tenant’s occupancy of the CBS Premises within the Property for a term which shall commence upon the Closing and terminate in accordance with the terms set forth in the CBS Lease (as hereinafter defined). The form of the lease agreement to be entered into between CBS Tenant and Real Property Owner is attached hereto as Exhibit “E” (the “CBS Lease”).

Section 8.8 Certain Leases. Buyer agrees that, from the period beginning on the Closing Date through the date that is the five (5) year anniversary of the Closing Date, with respect to the productions named on Schedule 18, for so long as the existing Leases for such Tenants (or renewals of such existing Leases for such Tenants or new Leases entered into with such Tenants) remain in effect then Buyer shall not, during such five (5) year period, increase the rent payable by those Tenants pursuant to the Leases in respect of such productions or otherwise alter the economic terms of such leases without the prior written consent of Seller; provided, however, that in connection with the productions named on Schedule 18, Seller agrees that after the Closing Date through the date that is the five (5) year anniversary of the Closing Date it will continue making the monthly subsidy expense payments for such productions to Buyer consistent with past practice that it was making for such productions prior to the Closing Date (which subsidy payments are expected to be, in the aggregate for calendar year 2018, approximately $4,815,000). Seller will commit (or cause an Affiliate to commit) to produce the “Late Late Show” (or a successor television show to be aired on the CBS Television Network) at the Property through September 30, 2023 on the terms of the existing facilities agreement for the “Late Late Show,” a copy of which has been provided to Buyer. Seller acknowledges that if the “Late Late Show” is no longer being produced at the Property, then any successor television show shall provide, in the aggregate, a substantially similar economic benefit to Buyer as the economic benefit provided to Buyer by the “Late Late Show”, based solely on the direct economic benefits derived by Buyer under the respective facilities agreements and the corresponding rate card and the ancillary agreements for the “Late Late Show” and such successor television show.

Section 8.9 Labor and Employment Matters; Employee Benefits.

(a) Employee Matters Agreement. Seller and Buyer will enter into the Employee Matters Agreement, effective as of the Closing, pursuant to which, inter alia, (i) Seller will endeavor and take reasonable steps to continue to employ the Business Employees (subject to its right to terminate any such Business Employee pursuant to the terms of the Employee Matters Agreement, except to the extent prohibited by applicable Law or any applicable CBA), and to make such Business Employees available to Buyer (or its Affiliates) to perform services in connection with the Transferred Operations, and (ii) Buyer will make an offer of employment to each Business Employee employed by Seller as of the last day of the Term (as defined in the Employee Matters Agreement), in each case, in accordance with the terms of the Employee Matters Agreement. In the event any Action is asserted by any Person in respect of the Employee Matters Agreement, including, without limitation, any Action asserted by any current or former Business Employee, any Terminated Employee (as defined in the Employee Matters Agreement), or any applicant for employment to be a Business Employee against Seller or any Affiliate, the Seller and the Buyer agree to cooperate and use commercially reasonable efforts to defend against such Action and, if an injunction or other order is issued in any such Action, to use commercially reasonable efforts to have such injunction or other order lifted.

(b) Buyer shall not contact or communicate with any employee of Seller prior to the Closing Date without the prior written consent of Seller; provided, however, that following execution of this Agreement and notwithstanding anything to the contrary contained herein, Buyer shall be permitted, at such times as Buyer shall reasonably request and at space provided by Seller at the Property, (i) to hold joint meetings with all Business Employees (other than Excluded Employees) and, to the extent applicable, any bargaining representatives of such Business Employees, at which Buyer may provide such Business Employees and bargaining representatives with preliminary information relating to the transactions contemplated by this Agreement, and (ii) thereafter to conduct one-on-one meetings with Business Employees (other than Excluded Employees); provided that (other than with respect to meetings solely with CBS Terminated Employees (as defined in the Employee Matters Agreement)), Buyer shall notify Seller in writing at least two (2) Business Days in advance of such group or one-on-one meetings and (unless waived in writing by Seller, in its sole discretion, with respect to such meeting) a representative of Seller (other than a Business Employee) is present at such group or one-on-one meetings. Buyer, in exercising its aforementioned rights, shall comply with all applicable Laws. Notwithstanding anything to the contrary in this Section 8.9(b), to the extent Buyer is required to obtain the consent of Seller in this Section 8.9(b), Buyer may not rely on nor shall it obtain such consent from a Business Employee, but rather shall only be entitled to rely on and obtain such consent from an employee listed on Schedule 25.

(c) No Third Party Rights or Amendment to Seller Benefit Plans. The provisions of this Section 8.9 are solely for the benefit of the parties to this Agreement and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary to this Agreement. Nothing in this Section 8.9, express or implied, shall be construed or interpreted to amend any Seller Benefit Plan or other employee benefit or compensation plan or to confer upon any individual, including any employee or former employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(d) Survival. The provisions of this Section 8.9 shall survive the Closing without limitation.

Section 8.10 ERISA 4204.

(a) Seller and Buyer agree that it is the intent of both such parties that the sale of the Property and the transactions contemplated by this Agreement (and the Employee Matters Agreement) shall satisfy the requirements of section 4204 of ERISA so that it shall not be considered a complete or partial withdrawal, within the meaning of sections 4203 and 4205 of ERISA, respectively, or trigger any withdrawal Liability for Seller or any Affiliate thereof, and the parties will reasonably cooperate and Buyer will use its best efforts with regard to not triggering any such withdrawal Liability for Seller or any Affiliate. During the period commencing on the first day of the first plan year of the MEPPs to which Seller is obligated to contribute, after the Closing Date and ending on the expiration of the SIXTH (6th) such plan year (the “Contribution Period”), Buyer shall provide to the MEPPs either a bond or an escrow (or to the extent permitted by the MEPP, a letter of credit) in an amount and manner meeting the requirements of section 4204(a)(1)(B) of ERISA or obtain a variance from the bond or escrow requirement in accordance with the requirements of Pension Benefit Guaranty Corporation Regulation Section 4204.11 (a “Variance“). The full costs and expenses relating to the provision of any bond or escrow or variance required under this Section 8.10(a) shall be paid by

Buyer. In this connection, Buyer agrees to contact, or cause its agent to contact, the MEPPs promptly following the date of this Agreement in order to obtain the amount of the bond or escrow that will be required by the MEPP with respect to the Property, or to commence the process for obtaining a Variance, and shall notify Seller promptly following the date on which the bond or escrow required by section 4204 of ERISA is established or on which any other arrangement made by Buyer or its agent with the MEPP is made in satisfaction of Buyer’s obligation under this Section 8.10(a). In the event that Buyer or its agent obtains a Variance, Buyer shall provide a copy of the relevant acknowledgement of the Variance from the MEPPs to Seller promptly upon receipt thereof. Consistent with the foregoing intent, Buyer shall contribute to the MEPPs for substantially the same number of contribution base units as the Seller and its Affiliates had an obligation to contribute. Buyer shall be obligated to adjust the amount of the bond or escrow amount, for which a Variance has not been afforded by the MEPPs, effective as January 1, 2020, so as to fully effectuate the application of section 4204 of ERISA, as may be required by the MEPPs.

(b) If Buyer at any time withdraws from the MEPPs in a complete or partial withdrawal with respect to the Property during the Contribution Period, Seller shall be secondarily liable for any withdrawal Liability Seller would have incurred with respect to the Property (but for the provisions of section 4204 of ERISA) if the withdrawal Liability of Buyer with respect to the MEPPs is not paid, in whole or in part. Buyer agrees to immediately furnish Seller with a copy of any notice of withdrawal Liability it may receive with respect to the MEPPs, together with all the pertinent details. If Buyer has knowledge or reasonably should have knowledge of a potential complete or partial withdrawal during the Contribution Period, it shall immediately notify Seller.

(c) Buyer and the 4204 Affiliates (as defined herein) shall indemnify Seller and its Affiliates against, and hold Seller and its Affiliates harmless from (including, without limitation, paying their reasonable attorneys’ fees, disbursements and other costs in connection with), (i) any secondary Liability, as set forth in Section 8.10(b), or (ii) any Liability whatsoever resulting, directly or indirectly, from Buyer’s failure to fulfill its obligations under this Section 8.10, including, without limitation, to contribute for the same number of contribution base units as set forth above, to provide to the MEPPs either a bond or an escrow (or to the extent permitted by the MEPP, a letter of credit) in an amount and manner meeting the requirements of section 4204(a)(1)(B) of ERISA and the terms of this Section 8.10, and/or to contact, or cause its agent to contact, the MEPPs promptly following the date of this Agreement in order to obtain the amount of the bond or escrow that will be required by the MEPP with respect to the Property and the transactions contemplated by this Agreement (and the Employee Matters Agreement), or to have timely obtained a Variance. For purposes of this Agreement, “4204 Affiliates” shall mean Television City Studios, LLC and Television City Productions, LLC, their respective successors and assigns, and any transferee of all or substantially all of the assets thereof. Buyer will cooperate with Seller in the event it seeks to obtain a waiver of any Seller bond requirements under section 4204 of ERISA. Seller and Buyer agree that it is the intent of both such parties that Seller shall secure Tax Insurance, and satisfy fully any commercially reasonable conditions precedent to securing such Tax Insurance, including, without limitation, preparing a written memorandum (which shall not constitute a legal opinion) and executing such representation letter(s) and a nondisclosure agreement, each with the input of Buyer and its counsel (not to be unreasonably withheld, delayed or conditioned), as may be requested by the applicable broker for such Tax Insurance. The parties hereto agree that Seller will pay the Applicable Premium for such Tax Insurance, and Buyer will reimburse Seller for fifty percent (50%) of the gross amount of such Applicable Premium for the initial term of the Tax Insurance and shall reimburse Seller fifty (50%) of any deductible costs or loss retention amount when and if incurred (i.e., the amount which is the responsibility of the insured prior to the Tax Insurance liability coverage becoming applicable) (the “Loss Retention”). The parties hereto agree that Aon Transaction Solutions (or its Affiliate) shall be selected as broker for the Tax Insurance, although any and all fees for such brokerage shall be paid for from the Applicable Premium. The parties hereto agree to cooperate in good faith to secure the Tax Insurance; provided, that nothing herein shall require the parties hereto to incur any expense in connection with securing the Tax Insurance in excess of the Applicable Premium and the Loss Retention (other than their respective reasonable attorneys’ fees and costs).

(d) The obligations and undertaking of Buyer under this Section 8.10 and the Employee Matters Agreement are a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement.

(e) The parties acknowledge that the transactions contemplated by this Agreement is a bona fide arms-length sale and that such parties are unrelated, as each term is used in section 4204 of ERISA. The parties further acknowledge that the transactions contemplated by this Agreement and the Employee Matters Agreement are intentionally staged and intended to be consolidated for purposes of the application of section 4204 of ERISA.

(f) The obligations under this Section 8.10 shall survive the Closing without limitation.

Section 8.11 Transition Services and Other Post-Closing Services. Following the Closing, Seller shall provide Buyer and/or its Affiliates with certain transition services with respect to the operation of the Property pursuant to the terms of the Services Agreement and Employee Matters Agreement, to be delivered at Closing in accordance with Sections 9.3 and 9.4.

Section 8.12 Post-Closing Net Cash Flow Target. Seller has agreed to enter into the Target Cash Flow Agreement upon the Closing in accordance with Sections 9.3 and 9.4 pursuant to which Seller shall remit certain payments to Buyer in the event that targeted cash flow during the first five (5) years following the Closing Date is less than anticipated, all as more particularly described in the Target Cash Flow Agreement. Any such payments shall be treated as an adjustment to the Purchase Price for income Tax purposes, unless required by a change in Law following the date hereof.

Section 8.13 Participation Agreement. Real Property Owner and Seller shall enter into a Participation Agreement upon the Closing in accordance with Sections 9.3 and 9.4 pursuant to which the owner of the Real Property shall remit to Seller following the Closing a specified amount in the event that certain development milestones are reached. Real Property Owner and Seller shall deliver and cause to be recorded upon Closing a memorandum of such agreement (the “Memorandum of Participation Agreement”). The Memorandum of Participation Agreement shall be recorded prior to the lien of any deed of trust or other interest by any lender, and any lender’s interest in the Property shall be subject and subordinate to the Participation Agreement. Any such payments (except for amounts treated as imputed interest) shall be treated as an adjustment to the Purchase Price for income Tax purposes, unless required by Law.

Section 8.14 Supplement to Disclosure Items.

(a) From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Schedules hereto (including any section of the Disclosure Schedule) with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Except as provided otherwise in Section 8.14(b), any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 9.9(c) have been satisfied.

(b) From time to time prior to the Closing, but in no event less than five (5) Business Days prior to Closing, Seller shall have the right (but not the obligation) to supplement or amend any Schedule hereto (including any section of the Disclosure Schedule), solely to reflect any event, change or circumstance first arising after the date hereof that does not arise from any breach by Seller of any covenant herein, and each such supplement shall be deemed to be incorporated into the applicable Schedule(s) for purposes of determining whether the applicable representations and warranties are true and correct as of the Closing Date. Upon delivery of any such amendment or supplement, Seller shall provide to Buyer such additional information available to Seller as is reasonable necessary for Buyer to evaluate the event, change or circumstance reflected in such amendment or supplement. If any event, change or circumstance reflected in such amendment or supplement, absent the delivery thereof by Seller, would, in the aggregate with any event, change or circumstance reflected in any other amendment or supplement delivered by Seller pursuant to this Section 8.14(b), result in, if occurring or continuing as of the Closing Date, the failure of a condition set forth in Section 9.9(c) to be satisfied, then Buyer shall have the right to terminate this Agreement upon written notice to Seller delivered no later than five (5) Business Days following Seller’s delivery of such amendment or supplement. Any event, change or circumstance reflected in an amendment or supplement delivered to Buyer in accordance with this Section 8.14(b) shall not subsequently form the basis for (i) any termination of this Agreement by Buyer or (ii) any claim by Buyer for damages or indemnification with respect to the matters set forth in such amendment or supplement (other than any claim in respect of any Excluded Assets or Excluded Liabilities), in the case of (i) or (ii) if such event, change or circumstance permits Buyer to terminate this Agreement under this Section 8.14(b) and Buyer does not elect to exercise such termination right.

Section 8.15 Reserved.

Section 8.16 Tax Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon reasonable request and at the sole expense of the requesting party, as promptly as practicable, such information and assistance relating to the Property (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the marking of any election relating to Taxes and the preparation for any Action relating to Taxes.

Section 8.17 Standard of Post-Closing Services for Transferred Operations. With respect to the studio production services to be conducted by Buyer in the Transferred Operations with respect to the shows that air on the CBS Television Network, from and after the Closing for a period of five (5) years, Buyer shall provide such services in accordance with first rate industry standards regarding quality, standard of care and service levels. In furtherance of the foregoing, Buyer shall (i) perform all such studio production services in accordance with the standards and practices of the studio production industry for premium television content, and in a workmanlike manner that maintains the production quality of shows that air on the CBS Television Network at the same or better standard of quality as such shows have been produced in the one-year period prior to the Closing and (ii) not take any action that could reasonably be expected to diminish the production quality of such shows. Notwithstanding any of the foregoing, upon Buyer’s receipt of a reasonably detailed notice from Seller explaining that it reasonably believes that the studio production services conducted by Buyer are inconsistent with the standards set forth in the immediately preceding sentences of this Section 8.17 (the “Production Standards”) in Seller’s good faith opinion, Buyer shall, in consultation with Seller, promptly bring such services into compliance with the Production Standards (as determined by Seller, in consultation with Buyer); provided that Buyer shall be in default of this Section 8.17 only if it has failed to bring the provision of its services within compliance of the Production Standards within thirty (30) days after receipt of a notice of deviation from Seller. The provisions of this Section 8.17 shall survive the Closing without limitation.

Section 8.18 Tax Reduction Proceedings. If Seller has heretofore filed, or shall hereafter file prior to the Closing, applications for the reduction of the assessed valuation of the Property and/or instituted prior to the Closing proceedings to review such assessed valuations for any tax year through the tax year 2018-2019 (but excluding any assessed valuations reflected in supplemental assessments arising as a result of the sale of the Property or otherwise relating to events occurring, or periods (or portions thereof) beginning on or after the Closing, which shall be controlled by Buyer) (any such filing or proceeding, a “Pre-Closing Property Tax Proceeding”), Buyer acknowledges and the parties agree that Seller shall have sole control of such Pre-Closing Property Tax Proceedings (and Seller shall conduct such Pre-Closing Property Tax Proceedings at its sole cost and expense), including, without limitation, the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals; provided that Seller shall consult with Buyer in advance with respect to, and keep Buyer reasonably informed of, any such Pre-Closing Property Tax Proceedings and furnish Buyer copies of any filings and notices received related thereto; provided, further, that Seller shall not make any post-Closing filings or make or accept any settlement offers with respect to Pre-Closing Property Tax Proceedings, or take any other action in any Pre-Closing Property Tax Proceedings to the extent such filing, offer or other action could reasonably be expected to adversely affect or otherwise bind Buyer or its Affiliates, except with Buyer’s consent (not to be unreasonably withheld or delayed). Any refund resulting from a Pre-Closing Property Tax Proceedings (a “Property Tax Refund”), net of any costs, expenses or Taxes of Buyer or its direct or indirect owners, for any year or years prior to the tax year in which the Closing herein occurs shall belong solely to Seller. Any Property Tax Refund for the tax year in which the Closing occurs shall be prorated between Seller and Buyer after deduction of attorneys’ fees and other expenses related to the proceeding and all sums payable to tenants under the Leases. Buyer shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling any Pre-Closing Property Tax

Proceeding and collecting the amount of any refund upon Buyer’s review and approval thereof, solely to the extent such review and approval is related to a filing that would affect the post-Closing period (not to be unreasonably withheld or delayed). The provisions of this Section 8.18 shall survive the Closing without limitation.

Section 8.19 Cost Reimbursement. From time to time following the Closing, Seller shall, after presentation of a reasonably detailed written invoice from Buyer therefor, reimburse Buyer for the documented out-of-pocket costs incurred by Buyer in connection with performing the work described on Schedule 22; provided, however, that (a) Seller shall not be required to make such reimbursements more than once per calendar quarter, (b) the aggregate obligations of Seller pursuant to this Section 8.19 shall not in any event exceed the Reimbursement Cap (as defined on Schedule 22), (c) Buyer shall commence performing the work to be reimbursed promptly after the Closing Date and (d) Buyer shall use commercially reasonable efforts to complete the work to be reimbursed no later than the fourth (4th) anniversary of the Closing Date. Prior to commencing any such work, Buyer shall provide Seller with a copy of the plans that describe in reasonable detail the work to be completed, including, as applicable, the detailed plans submitted by the architectural and/or engineering firms retained by or on behalf of Buyer for purposes of such work. The provisions of this Section 8.19 shall survive the Closing without limitation.

Section 8.20 Covenants related to Intellectual Property. Seller and Buyer hereby covenant and agree that, from and after the Closing:

(a) Seller shall not (i) assert or enforce (or cause to be asserted or enforced) against Buyer (or any permitted successor or assignee) any Action seeking damages, an injunction, a restraining order, or similar equitable relief on the basis of any use by Buyer (or any such permitted successor or assignee or, with Buyer’s consent, by any vendor to Buyer) of any Seller Vendor/Tenant Information or Seller Know-How in connection with the Transferred Operations, or (ii) make any other attempt to prevent or interfere with the use by Buyer (or any such permitted successor or assignee or vendor) of any Seller Vendor/Tenant Information or Seller Know-How in connection with the Transferred Operations.

(b) Buyer shall not (i) assert or enforce (or cause to be asserted or enforced) against Seller (or any permitted successor or assignee) any Action seeking damages, an injunction, a restraining order, or similar equitable relief on the basis of any use by Seller (or any such permitted successor or assignee or, with Seller’s consent, by any vendor to Buyer) of any Seller Vendor/Tenant Information or Seller Know How or (ii) make any other attempt to prevent or interfere with the use by Buyer (or any such permitted successor or assignee or vendor) of any Seller Vendor/Tenant Information or Seller Know-How.

Section 8.21 Post-Closing Assistance; Seller Work.

(a) During the first three (3) months after Closing, Seller will use commercially reasonable efforts (which for the avoidance of doubt will not require that Seller make any payment or provide other consideration) to provide such cooperation and assistance as Buyer may reasonably request in connection with Buyer’s efforts to memorialize an arrangement for parking at that certain property commonly known as The Grove LA.

(b) To the extent Seller has not completed the obligations set forth in Schedule 23 as of the Closing Date, then Seller shall continue working diligently to complete such process after Closing until such obligations are fully complete.

(c) As promptly as practicable after the Closing, Seller shall deliver to each of the vendors under any of the Contracts set forth on Schedule 4-A, a notice in form reasonably approved by Buyer and signed by the Seller that shall disclose that the Property has been sold to Buyer.

(d) The provisions of this Section 8.21 shall survive the Closing without limitation.

Section 8.22 Post-Closing Transfer to Buyer Affiliate. In the event Real Property Owner or any subsequent owner of the Real Property affiliated with Buyer proposes to transfer all or substantially all of the Real Property to an Affiliate of Buyer at any time following the Closing, it shall be a condition of such transfer that Buyer cause such Affiliate to execute and deliver to Seller concurrently with such transfer (i) a joinder in the same form as delivered at Closing pursuant to Section 9.4(s) hereof (provided that the Employee Matters Agreement is still in effect, and if such agreement by its terms has terminated, then no such joinder shall be required), (ii) one or more joinders with respect to the agreements referenced in Section 9.4(t) in the same form delivered at Closing pursuant to Section 9.4(t) hereof, or if not delivered at Closing, in substantially the form of the joinder delivered pursuant to Section 9.4(s) but with respect to all agreements referenced in Section 9.4(t) (provided that the Television City Intellectual Property License and Assignment Agreement, Eye Logo Trademark License Agreement or the Domain Name Assignment, as applicable, is still in effect, and if such agreement by its terms has terminated, then no such joinder shall be required), (iii) an assumption of all Surviving Obligations of Buyer and/or Real Property Owner under this Agreement, including, without limitation, pursuant to Section 8.10(c) hereof, and (iv) if reasonably requested by Seller, an assignment and assumption of the CBS Lease. Subject to the immediately preceding sentence, the provisions of this Section 8.22 shall survive the Closing without limitation. Further, nothing in this Section 8.22 (or otherwise in this Agreement) shall be deemed to give a consent or approval right to Seller over any direct or indirect transfers of the Property to an Affiliate of Buyer at any time following the Closing.

ARTICLE IX

CLOSING AND CONDITIONS

Section 9.1 Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit a fully executed copy of this Agreement with the Escrow Agent, and this Agreement shall serve as escrow instructions to the Escrow Agent for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the applicable terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 9.2 Closing. The parties agree that the closing of the purchase and sale transaction contemplated by this Agreement is intended to occur by way of a “gap closing” where the closing of the transaction shall be deemed to have occurred upon authorization by both parties to close (the “Closing”) with the deed being recorded on the next Business Day after the Closing. Seller agrees to provide a customary gap indemnity to the Title Insurers in connection therewith. The Closing shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent’s office, on the Drop Dead Date (or such other date as is mutually agreed by Buyer and Seller in writing), subject to the satisfaction or waiver, at or prior to the Closing, of each of the Buyer Closing Conditions, each of the Seller Closing Conditions, and each of the conditions set forth in Section 9.8 (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions). No later than 2:00 p.m. Pacific Time on the Closing Date, Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to the adjustments described in Section 9.5 less the Deposit), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. At the Closing, (a) Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.5 and any other holdbacks described herein) less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay the applicable payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and (b) Seller will direct the Escrow Agent to pay to the applicable payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

Section 9.3 Seller’s Closing Documents and Other Items. At or before Closing, Seller shall deliver to Buyer, or deposit (or cause to be deposited) into escrow with the Escrow Agent for delivery to Buyer at the Closing, the following items (the “Seller Closing Deliveries”):

(a) A duly executed and acknowledged Grant Deed for the Property in the form attached hereto as Exhibit “B” (the “Deed”);

(b) Two duly executed counterparts of a Bill of Sale for the Property in the form attached hereto as Exhibit “C” (the “Bill of Sale”);

(c) Two (2) duly executed counterparts of an Assignment and Assumption of Leases for the Property in the form attached hereto as Exhibit “D-1” (the “Assignment and Assumption of Leases”);

(d) Two (2) duly executed counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, and Other Intangible Property in the form attached hereto as Exhibit “D-2” (the “Assignment and Assumption of Contracts”);

(e) An executed affidavit pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, in substantially the form attached hereto as Exhibit “M”, that Seller is not a “foreign person” within the meaning of Section l445(f)(3) of the Code, together with a properly completed and executed Form 593C pursuant to Section 18662 of the California

Revenue and Taxation Code indicating that Seller is not subject to California tax withholding in respect of payments in respect of Real Property;

(f) Two (2) duly executed and acknowledged (by Seller) counterparts of the Non-Disturbance Agreement, or as necessary in accordance with Section 9.4(g), the Memorandum of Lease;

(g) Template forms of notices to each Tenant, in form reasonably approved by Buyer (not to be unreasonably withheld or delayed) and signed by Seller that shall disclose that the Property has been sold to Buyer, that Buyer has received any Tenant Deposits and assumed liability therefor, and that, after the Closing, all rents relating to the period following the Closing Date should be paid (A) from the Closing until the EMA End Date (as defined in the Services Agreement), to the Lockbox Account (as defined in the Services Agreement) and (B) after the EMA End Date, to Buyer or Buyer’s designee, with rents billed for the pre-Closing continuing to be paid to Seller (the “Tenant Notice Letters”);

(h) All keys in Seller’s possession to all locks at the Property, and all books, records, files or Personal Property described in the definition of Property (that is not considered Excluded Property) that can remain in the location of the Real Property as currently utilized (and to the extent that any such items are not transferred at Closing, it will not be deemed a failure by Seller to satisfy its obligations hereunder and Seller shall cause all of the same to be transferred to Buyer promptly following the Closing). Location of any of the items referred to in this subsection at the Property on the Closing Date shall be deemed to be delivery to Buyer (this may be accomplished outside of Escrow);

(i) Duly completed and signed real estate transfer tax declarations for each parcel of the Real Property;

(j) A certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 9.9(c) and (e) have been satisfied;

(k) [Reserved];

(l)  [Reserved];

(m) Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by the Title Insurers (which information shall be retained by Title Insurers and not provided to Buyer);

(n) Two (2) duly executed counterparts of the CBS Lease;

(o) Two (2) duly executed counterparts of the Television City License and Assignment Agreement;

(p) Two (2) duly executed counterparts of the Eye Logo License Agreement;

(q) Two (2) duly executed counterparts of the Services Agreement;

(r) Two (2) duly executed counterparts of the Participation Agreement;

(s) Two (2) duly executed and acknowledged counterparts of the Memorandum of Participation Agreement;

(t) Two (2) duly executed and counterparts of the Target Cash Flow Agreement;

(u) Two (2) duly executed and counterparts of the Employee Matters Agreement;

(v) A duly executed counterpart of the Domain Name Assignment;

(w) Such other documents as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement, as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, including, without limitation, an executed title certificate for each owned vehicle set forth on Schedule 6, and an executed lease assignment or lease assignment application (or other reasonably acceptable documentation for effectuating such assignment) for each leased vehicle (including, without limitation, any mobile homes) set forth on Schedule 6 (and to the extent that any such vehicles are not legally transferred at Closing pursuant to all such documentation having been submitted to the applicable governmental agencies or leasing companies, as applicable, it will not be deemed a failure by Seller to satisfy its obligations hereunder and Seller shall cause all of the same to be transferred to Buyer promptly following the Closing), provided that it will not be deemed a failure by Seller to satisfy its obligations hereunder if (notwithstanding using commercially reasonable efforts to do so) it is unable to deliver such assignment, application or other documentation at Closing due to the lessor’s refusal or delay in providing any required consent or Buyer’s failure or delay in providing information or documents required by the lessor;

(x) Such other documents as may be reasonably required from Seller by the Title Insurers in order for the Title Insurers to issue the Title Policy (which documents shall be retained by Title Insurers and not provided to Buyer); and

(y) If applicable, with respect to any security deposits which constitute Property and are letters of credit, Seller shall, if the same are assignable, (a) (i) deliver to Buyer at the Closing such letters of credit or (ii) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (b) reasonably cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer, so long as Seller does not incur any additional liability or expense in connection therewith.

Section 9.4 Buyer’s Closing Documents and Other Items. At or before Closing, Buyer shall deliver to Seller, or deposit into escrow with the Escrow Agent for delivery to Seller at the Closing, the following items (the “Buyer Closing Deliveries”):

(a) In accordance with Section 9.2, the balance of the Purchase Price and such additional funds as are necessary to close this transaction;

(b) Two (2) duly executed counterparts of the Bill of Sale for the Property;

(c) Two (2) duly executed counterparts of the Assignment and Assumption of Leases for the Property;

(d) Two (2) duly executed counterparts of the Assignment and Assumption of Contracts;

(e) A certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Sections 9.10(c) and (e) have been satisfied;

(f) Two (2) duly executed counterparts (by Buyer EMA Party) of the Assumption Agreement, in substantially the form attached as Exhibit “N” hereto, with respect to each CBA (each, a “CBA Assumption Agreement” and together, the “CBA Assumption Agreements”);

(g) Two (2) original counterparts, duly executed and acknowledged by Real Property Owner and Collateral Agent, of the Non-Disturbance Agreement, which shall be recorded immediately after the Deed, the deed of trust or mortgage and assignment of leases and rents or such other agreement securing such debt facility; provided, however, that it will not be deemed a failure by Buyer to satisfy its obligations hereunder if (notwithstanding using commercially reasonable efforts to do so) it is unable to deliver such original Non-Disturbance Agreement by Closing due to the Collateral Agent’s refusal or delay in providing its signatures thereto, and in such event (A) Buyer shall use commercially reasonable efforts to cause such original Non-Disturbance Agreement to be obtained from Collateral Agent, in which case Buyer shall cause the Non-Disturbance Agreement to be recorded promptly in the Official Records of Los Angeles County, and (B) Real Property Owner shall deliver an executed and acknowledged memorandum of lease with respect to the CBS Lease, in a form reasonably acceptable to Seller (the “Memorandum of Lease”), and cause to be recorded upon Closing the Memorandum of Lease immediately following the Deed and prior to the lien of any deed of trust or other interest by any lender, and pursuant to which any lender’s interest in the Real Property shall be subject and subordinate to the CBS Lease; provided, that Buyer and Seller shall cause such Memorandum of Lease to be released promptly following Buyer’s recordation of the original Non-Disturbance Agreement;

(h) Documentation to establish to the Title Insurer’s reasonable satisfaction the due authority of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer) (which information shall be retained by Title Insurers and not provided to Seller);

(i) Duly completed and signed real estate transfer tax declarations for each parcel of the Real Property;

(j) Duly executed counterparts of the Tenant Notice Letters signed by Buyer;

(k) Two (2) duly executed counterparts of the CBS Lease;

(l) Two (2) duly executed counterparts of the Television City License and Assignment Agreement;

(m) Two (2) duly executed counterparts of the Eye Logo License Agreement;

(n) Two (2) duly executed counterparts of the Services Agreement;

(o) Two (2) duly executed counterparts of the Participation Agreement;

(p) Two (2) duly executed and acknowledged counterparts of the Memorandum of Participation Agreement;

(q) Two (2) duly executed and counterparts of the Target Cash Flow Agreement;

(r) Two (2) duly executed and counterparts of the Employee Matters Agreement;

(s) Two (2) originals of a joinder to the Employee Matters Agreement, in form and substance reasonably satisfactory to Seller and Buyer and duly executed by Real Property Owner, pursuant to which Real Property Owner agrees to be jointly and severally liable for any and all obligations of Buyer EMA Party to Seller or any Affiliate thereof under Article IV of the Employee Matters Agreement or under any Confidentiality Agreement entered into pursuant to the Employee Matters Agreement or any CBA Assumption Agreements delivered pursuant the Employee Matters Agreement,

(t) In the event that the Real Property Owner is not the counterparty to the Television City Intellectual Property License and Assignment Agreement, Eye Logo Trademark License Agreement or the Domain Name Assignment, two (2) originals of a joinder to the applicable agreement to which Real Property Owner is not a counterparty, in form and substance reasonably satisfactory to Seller and Buyer and duly executed by Real Property Owner, pursuant to which Real Property Owner agrees to be jointly and severally liable for any and all obligations of Buyer to Seller or any Affiliate thereof under such agreement;

(u) In the event neither of Television City Studios, LLC, a Delaware limited liability company, or Television City Services, LLC, a Delaware limited liability company, is the Real Property Owner at Closing, two (2) originals of a joinder to this Agreement, in form and substance reasonably satisfactory to Seller and Buyer and duly executed by Real Property Owner, pursuant to which Real Property Owner agrees to be jointly and severally liable for the obligations of the 4204 Affiliates pursuant to Section 8.10(c) hereof;

(v) A duly executed counterpart of the Domain Name Assignment; and

(w) Such other documents as may be reasonably required by the Title Insurers, or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement, as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

Section 9.5 Prorations and Closing Costs.

(a) Seller and Buyer agree to adjust, as of the Cut-Off Time, the following (collectively, the “Proration Items”) without duplication: real estate and personal property Taxes and assessments (subject to the terms of Section 9.5(d) below); utility bills (except as hereinafter provided); amounts payable under the Contracts; collected Rents (subject to the terms of Section 9.5(b) below); Additional Rent (subject to the terms of Section 9.5(c) below); unspent portions of the 2018 capital expenditure budget as set forth on Schedule 24 hereto for capital expenditure work at the Property which is not complete as of the Closing Date; and Seller’s trade accounts payable to third parties and trade accounts receivable from third parties in connection with the Transferred Operations, in each case where such payable or receivable relates to both pre-Cut-Off Time periods and post-Cut-Off Time periods. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Cut-Off Time, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Cut-Off Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Buyer for Buyer’s approval prior to the Closing Date, which approval shall not be unreasonably withheld or delayed (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed one hundred twenty (120) days after Closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Buyer. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for deposits with the utility providers. The provisions of this Section 9.5(a) will survive the Closing for twelve (12) months.

(b) Buyer will receive a credit on the Closing Statement for the prorated amount (as of the Cut-Off Time) of all Rents previously paid to or collected by Seller and attributable to any period following Closing. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rents will not be prorated. All Rents collected by Buyer from and after Closing from each Tenant will be applied to the invoice identified by the Tenant, whether Seller’s or Buyer’s invoice. If the Tenant does not identify the invoice to which its payment applies, such Rents shall be applied by Buyer first to current amounts owed by such Tenant to Buyer, then to amounts owed by such Tenant for the month in which Closing occurs and then to Delinquent Rents owed by such Tenant to Seller. Any sums due Seller will be promptly remitted to Seller. Buyer shall bill and attempt to collect Rents relating to the Pre-Closing Period in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any such pre-Closing Rents. In the event that any amounts so billed are not collected within sixty (60) days after they are billed, Seller may seek collection of any Rents applicable to any period before the Closing, including the commencement of an action against the Tenants under the Leases or any other person liable for such pre-Closing Rents, but not including any action for unlawful detainer or other action seeking to terminate such Tenant’s occupancy of its premises. The provisions of this Section 9.5(b) will survive the Closing for twelve (12) months.

(c) All Additional Rents (as defined below) which have been received in respect to the month in which the Closing Date occurs (the “Current Month”) shall be prorated as of the Closing Date. Such Additional Rents for the Current Month which have been received as of the Closing Date shall be prorated on a per diem basis based upon the number of days in the Current Month prior to, but not including, the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month from and after the Closing Date (which shall be allocated to Buyer). Buyer shall be solely responsible, after the Closing Date, for collecting unpaid Additional Rents. Additional Rents for calendar year 2018 are paid on an estimated basis in monthly installments. At least five (5) days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a reconciliation (“Additional Rent Reconciliation”) of (i) actual or estimated operating and similar expense of the Property upon which Additional Rents are based (“Additional Rent Expenses”) for the period commencing on January 1, 2018 and ending on the last day of the Current Month (“Additional Rent Reconciliation Period”), it being understood that certain Additional Rents Expenses for the Additional Rents Reconciliation Period, if not based on actual amounts (such as certain operating expenses for the Current Month), may be reasonably estimated by Seller; and (ii) Additional Rents collected by Seller for that portion of the Additional Rents Reconciliation Period prior to the Current Month and Additional Rents payable for the Current Month. Any amount shown to be owed by Seller to the Tenants of the Property under the Additional Rents Reconciliation shall be credited to Buyer at the Closing, and any amounts shown to be owed to Seller by Tenants of the Property under the Additional Rents Reconciliation shall be credited to Seller at the Closing. For purposes of this Section 9.5(c), “Additional Rents” shall mean any and all amounts due from Tenants and former tenants that are billed in advance rather than arrears.

(d) All ad valorem real estate and personal property Taxes with respect to the Property for the calendar year in which the Closing occurs shall be prorated as of the Cut-Off Time. All ad valorem real estate and personal property Taxes with respect to the Property for any calendar year prior to the calendar year in which the Closing occurs shall be paid in full by Seller prior to the Closing.

(e) Buyer shall receive a credit against the Purchase Price at Closing for all Tenant Deposits, if any, then outstanding under the Leases which are in Seller’s possession and have not been properly applied to delinquent rents or other amounts pursuant to the terms of the applicable Lease, excluding those Tenant Deposits that are in the form of letters of credit and subject to Section 9.3.

(f) Amounts payable under the Contracts shall be prorated on an accrual basis. Buyer shall receive a credit against the Purchase Price at Closing for all payments due or owing under any Contracts for periods prior to the Closing Date, which amounts shall be prorated as of the Cut-Off Time. If Seller has paid any amounts under any Contract for periods after the Cut-Off Time, Buyer shall pay such amounts to Seller at Closing in addition to the Purchase Price.

(g) Seller shall receive a credit for any and all Reimbursable Lease Expenses as set forth in Section 8.2 and for any and all Reimbursable Capital Expenses, to the extent that the same have been paid by Seller prior to Closing. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Capital Expenses and the payment thereof.

(h) Seller shall pay (i) one-half of the Escrow Agent’s escrow fee, (ii) 56% of the premium for the Title Policy together with all endorsements thereto (provided that the Title Company does not increase the costs of the all-in pricing quoted to the parties (i.e., $0.45 per $1,000) or add additional costs as a result of Buyer’s insurance requests), (iii) recording fees in connection with the (A) transfer of the Property to Buyer and (B) any reconveyance requested hereby, (iv) any Transfer Taxes, including without limitation all state, county and city Transfer Taxes, (v) all sales Taxes, if any with respect to the Personal Property, arising on or before the Closing Date (it being understood that Buyer will be responsible for all sales Taxes, if any with respect to the Personal Property, arising after the Closing Date except as expressly provided in Section 2.10(a)) and (vi) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Buyer hereunder. Buyer shall pay (w) one-half of the Escrow Agent’s escrow fee, (x) the 44% of the premium for the Title Policy (provided, however, Buyer shall pay any costs above the quoted all-in pricing as a result of Buyer’s insurance requests) together with all endorsements thereto, (y) the cost of the Updated Survey, and (z) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Seller hereunder. In addition to the foregoing, Buyer shall be responsible for any costs of updating the Existing Survey of the Property or otherwise conforming the Existing Survey to the requirements for issuance of the Title Policy.

Notwithstanding anything to the contrary in this Agreement, Seller’s liabilities related to prorations under this Section 9.5 shall not be subject to the Liability Threshold or the Cap Amount.

Section 9.6 Brokers. Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement, other than the commission (“Broker’s Commission”) required to be paid by Seller to Broker pursuant to a separate agreement between

Seller and Broker. Seller represents and warrants to Buyer that Seller has not employed any broker with respect to this transaction, other than Broker, and only Seller shall pay the Broker’s Commission and Buyer shall not have any liability therefor. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Seller or Buyer, as applicable, in connection with the transactions contemplated by this Agreement, other than Broker, then Seller or Buyer, as applicable, shall defend the other from such claim, and shall indemnify such other party and hold such other party harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such other party with respect to the claim. The provisions of this Section 9.6 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to the applicable Survival Period or limitation of liability set forth in Section 6.2, the Liability Threshold or the Cap Amount.

Section 9.7 Expenses. Except as provided in Sections 2.10(a), 9.5 and 9.6, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, accountants and other advisors incurred in the negotiation, preparation, and consummation of this Agreement and the transactions contemplated hereby, and including, in the case of Buyer, all third-party engineering and environmental review costs and all other Due Diligence costs.

Section 9.8 Conditions to Obligations of All Parties to Close. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Any waiting period (and any extensions thereof) applicable to the consummation of the Closing under the HSR Act shall have been terminated or expired; and

(b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 9.9 Conditions to Buyer’s Obligation to Close. Buyer’s obligation to close the transaction contemplated under this Agreement is subject to the satisfaction at or prior to Closing of the following conditions precedent (collectively, the “Buyer Closing Conditions”):

(a) Seller shall have delivered or caused to be delivered to Buyer all of the Seller Closing Deliveries set forth in Section 9.3;

(b) The Title Insurers shall be irrevocably committed (subject to payment of the premium therefor) collectively to issue to Buyer at Closing the Title Policy;

(c) The representations and warranties of Seller contained in ARTICLE VI shall be true and correct in all respects (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(d) With respect to each Required Agreement, Buyer shall have received either (i) an Estoppel Certificate from the counterparty thereunder or (ii) a Landlord Certificate; and

(e) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Closing Documents to be performed or complied with by it prior to or on the Closing Date.

The Buyer Closing Conditions are for the benefit of Buyer only, and if, as of the Closing Date, the Buyer Closing Conditions shall not be satisfied, the same shall not be deemed a breach or default by Seller hereunder (unless such failure of a closing condition is caused by a breach or default of Seller as otherwise provided for in this Agreement (e.g., Seller’s failure to deliver closing documents, as and when required, is a breach and default under Section 9.3 hereunder)) and Buyer may either elect to (i) waive any of the Buyer Closing Conditions and close on the purchase of the Property or (ii) terminate this Agreement in accordance with the applicable provisions of Section 10.1(b), in which case the Deposit shall be returned to Buyer; provided, however, that any such termination shall not relieve either party hereto of any Surviving Obligations, nor for any liability either party may have under the terms and provisions of this Agreement for defaults creating a failure of a condition to Closing. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that, while Buyer may at its own risk attempt to obtain financing with regard to its acquisition of the Property, (i) Buyer’s obtaining, or ability to obtain, financing for its acquisition of the Property is in no way a condition to Buyer’s performance of its obligations under this Agreement, (ii) Buyer’s performance of its obligations under this Agreement is in no way dependent or conditioned upon the availability of any financing whether generally in the marketplace or specifically in favor of Buyer, and (iii) in no event shall the Closing be delayed on account of Buyer’s obtaining, or ability to obtain, financing. In the event that the failure to satisfy the Buyer Closing Conditions is solely the result of a default by Seller under this Agreement, Buyer shall be entitled to the remedies set forth in Section 5.1, subject to the terms and conditions set forth herein.

Section 9.10 Conditions to Seller’s Obligation to Close. In addition to all other conditions set forth in this Agreement, Seller’s obligation to close the transactions contemplated under this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (collectively, the “Seller Closing Conditions”):

(a) Buyer shall have delivered, in accordance with Section 9.2, the balance of the Purchase Price and such additional funds as required pursuant to this Agreement to close the transaction contemplated hereby;

(b) Buyer shall have delivered or caused to be delivered to Seller all of the Buyer Closing Deliveries set forth in Section 9.4;

(c) All of the representations and warranties of Buyer contained in ARTICLE VII shall be true and correct in all respects (without giving effect to any limitations as to materiality set forth therein) as of the Closing Date with the same effect as though made at and as of such date, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Closing Documents;

(d) Subject to Seller securing the Tax Insurance in accordance with Section 8.10(c), Buyer shall, in accordance with Section 8.10(c), reimburse Seller for fifty percent (50%) of the Applicable Premium for such Tax Insurance;

(e) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Closing Documents to be performed or complied with by it prior to or on the Closing Date;

(f) Real Property Owner shall be the counterparty to Seller under each of the Eye Logo License Agreement, the Domain Name Assignment and the Television City License and Assignment Agreement, as reflected in the duly executed counterparts delivered by Buyer with respect to such agreements pursuant to Section 9.4; provided, however, if Real Property Owner is not the counterparty to any of those agreements, then Real Property Owner shall have delivered pursuant to Section 9.4(t) a joinder with respect to any of such agreements to which Real Property Owner is not a counterparty.

The Seller Closing Conditions are for the benefit of Seller only, and if, as of the Closing Date, the Seller Closing Conditions shall not be satisfied (as and when required pursuant to the terms hereof), the same shall not be deemed a breach or default by Buyer hereunder (unless such failure of a closing condition arises out of or is caused by a breach or default of Buyer as otherwise provided for in this Agreement (e.g., Buyer’s failure to deliver closing documents, as and when required, is a breach and default under Section 9.4 hereunder)) and Seller may either elect to (i) waive any of the Seller Closing Conditions and close on the sale of the Property or (ii) terminate this Agreement in accordance with the applicable provisions of Section 10.1(c), in which case the Deposit shall be returned to Buyer pursuant to Section 5.1 or Section 5.3 or to Seller pursuant to Section 5.2, as applicable; provided, however, that any such termination shall not relieve either party hereto of any obligations that expressly survive the termination of this Agreement, nor for any liability either party may have under the terms and provisions of this Agreement for defaults creating a failure of a condition to Closing.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller:

(i) if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement which material breach results in or would result in the failure of any of the Buyer Closing Conditions, the Seller Closing Conditions, or the conditions set forth in Section 9.8, and such breach, inaccuracy or failure is not or cannot be cured by Seller by the Drop Dead Date or, if applicable, is not cured within five (5) days of Seller’s receipt of written notice of such breach from Buyer;

(ii) if all the conditions set forth in Section 9.8 and the Seller Closing Conditions (other than any such conditions which by their nature are to be satisfied on the Closing Date) have been satisfied or waived, and Buyer is otherwise ready, willing and able to consummate the Transactions and perform its obligations in connection with the Closing, and Seller shall not, by the earlier of the Drop Dead Date and five (5) Business Days after the date the Closing was required to have occurred pursuant to Section 9.2, have consummated the Closing;

(iii) if the Closing shall not have been consummated by 11:59 p.m. Pacific Time on the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c) by Seller by written notice to Buyer:

(i) if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement which material breach results in or would result in the failure of any of the Buyer Closing Conditions, the Seller Closing Conditions, or the conditions set forth in Section 9.8, and such breach, inaccuracy or failure is not or cannot be cured by Buyer by the Drop-Dead Date or, if applicable, is not cured within five (5) days of Buyer’s receipt of written notice of such breach from Seller;

(ii) if all the conditions set forth in Section 9.8 and the Buyer Closing Conditions (other than any such conditions which by their nature are to be satisfied on the Closing Date) have been satisfied or waived, and Seller is otherwise ready, willing and able to consummate the Transactions and perform its obligations in connection with the Closing, and Buyer shall not, by the earlier of the Drop Dead Date and five (5) Business Days after the date the Closing was required to have occurred pursuant to Section 9.2, have consummated the Closing and paid the Purchase Price to Seller in accordance with Section 2.2; or

(iii) if the Closing shall not have been consummated by 11:59 p.m. Pacific Time on the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d) by Buyer, as provided in Sections 4.2, 11.2(a) and 11.2(b).

(e) Notwithstanding anything contained in this Agreement, this Agreement may not be terminated pursuant to Section 10.1(b)(i) due to any material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement of Seller under this Agreement, to the extent such breach, inaccuracy or failure results from any Title Exceptions (other than failure to remove Required Removal Exceptions), any damage or destruction of Improvements by fire or other casualty, or any taking of, or institution of (or taking of any steps preliminary thereto) an eminent domain proceeding with respect to, all or any portion of the Real Property by any Governmental Entity or other entity having condemnation authority, and Buyer’s termination rights and any rights to compensation with respect to such matters are governed solely and exclusively by the provisions of Section 4.2, Section 11.2(a) and Section 11.2(b), as applicable.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE X:

(a) this Agreement shall forthwith become void;

(b) there shall be no liability on the part of any party hereto except for any Surviving Obligations, and except as otherwise expressly set forth in the applicable provision pursuant to which such termination was made; and

(c) the Deposit shall be returned to the party entitled thereto pursuant to the terms hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

Section 11.2 Casualty; Condemnation. The following provisions shall apply in the event of a casualty or condemnation, and the parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding.

(a) Casualty. If, after the Effective Date but prior to the Closing Date, Seller becomes aware that any portion of the Improvements are damaged or destroyed by fire or other casualty, then Seller shall promptly deliver, or cause to be delivered, to Buyer, notice of any such casualty. Seller shall have no obligation to restore, repair or replace any portion of the Real Property or any such damage or destruction. If such fire or other casualty is a “Material Casualty” (as defined below), then Buyer shall have the right to terminate this Agreement by giving written notice to Seller within ten (10) Business Days after Seller both informs Buyer that a Material Casualty occurred and the estimated cost of repair thereof has been determined by an independent contractor mutually selected by Seller and Buyer. If Buyer elects to terminate this Agreement within such ten (10) Business Day period, the Escrow Agent shall return the Deposit to Buyer and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. If Buyer does not elect to terminate this Agreement because of a Material Casualty (or because the fire or other casualty does not rise to the level of a Material Casualty), then this Agreement shall remain in full force and effect and there shall be no reduction or abatement of the Purchase Price. However, Seller shall, at the Closing, assign to Buyer all of Seller’s interest in any unpaid insurance awards and the proceeds of any insurance collected by Seller for such damage or destruction (unless such damage or destruction shall have been repaired prior to the Closing and except to the extent any such insurance proceeds are attributable to lost rents or items applicable to any period prior to the Closing), less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction, as applicable. The provisions of this Section 11.2 shall survive the Closing or any termination of this Agreement, without limitation. For purposes of this Section 11.2, a “Material Casualty” shall mean (1) damage to any portion of the Improvements by fire or other casualty that would cost more than $20,000,000 to repair; (2) damage to any portion of the Improvements by fire or other casualty that would cause any non-compliance with any applicable Law, ordinance, rule or regulation of any federal, state or local authority or governmental agency having jurisdiction over the Real Property, or any portion thereof that would constitute a Material Adverse Effect; and (3) any underinsured or uninsured casualty over $500,000 for which Seller does not elect to credit Buyer with the deficiency (Seller shall have the right but not the obligation to do so).

(b) Condemnation. If, prior to Closing, any Governmental Entity or other entity having condemnation authority shall take all or any Material Portion (as hereinafter defined) of the Real Property or institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct or indirect notice of intent to institute such proceedings) with regard to a Material Portion of the Real Property and the same is not dismissed on or before five (5) days prior to Closing, Buyer shall be entitled, as its sole remedy, to terminate this Agreement upon written notice to Seller within ten (10) Business Days following notice by Seller to Buyer of such condemnation. If Buyer elects to terminate this Agreement within such ten (10) Business Day period, the Escrow Agent shall return the Deposit to Buyer and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations. In the event Buyer does not terminate this Agreement pursuant to the preceding sentence, Buyer shall be conclusively deemed to have elected to accept such condemnation and waives any right to terminate this Agreement as a result thereof. If Buyer waives (or is deemed to have waived) the right to terminate this Agreement as a result of such a condemnation, then notwithstanding such condemnation, Seller and Buyer shall proceed to Closing in accordance with the terms hereof with no reduction in the Purchase Price, and Seller shall assign to Buyer at Closing all of Seller’s right, title and interest in and to all awards or proceeds resulting or to result from said condemnation. For purposes of this Section 11.2, a “Material Portion” shall mean that portion of the Real Property which, if taken or condemned, would (i) cause any material non-compliance with any applicable Law, ordinance, rule or regulation of any federal, state or local authority or governmental agency having jurisdiction over the Real Property, or any portion thereof; or (ii) constitute at least five percent (5%) of the land area of the Real Property or (iii) result in a taking of any portion of the buildings upon the Real Property in excess of five percent (5%) of the aggregate square footage of all buildings upon the Real Property. Notwithstanding anything to the contrary herein, if any eminent domain proceeding is instituted

(or notice of which shall be given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights had not been taken, Buyer shall not be entitled to terminate this Agreement as to any part of the Real Property, but any award resulting therefrom shall be the exclusive property of Buyer upon Closing.

Section 11.3 Notices. All notices required or permitted hereunder shall be in writing and for each of the parties hereto shall be served on such party at the following address:

If to Seller:	CBS Broadcasting Inc. 51 West 52nd Street New York, NY 10019 Attn: Kenneth J. Cooper Email: kjcooper@cbs.com

And to:	CBS Corporation 51 West 52nd Street New York, NY 10019 Attn: Chief Legal Counsel

with a Copy to:	Stroock & Stroock & Lavan LLP 2029 Century Park East, 18th Floor Los Angeles, CA 90067 Attn: Loryn D. Arkow Email: larkow@stroock.com

If to Buyer:

Television City Equity, LLC

c/o Hackman Capital Acquisition Company, LLC

11111 Santa Monica Boulevard

Suite 1100

Los Angeles, CA 90025

Attention: Michael Hackman & Brent Iloulian

Email: MHackman@hackmancapital.com;

BIloulian@hackmancapital.com

with a Copy to:	Gibson, Dunn & Crutcher LLP 2029 Century Park East Suite 4000 Los Angeles, CA 90067 Attention: Stuart Graiwer Email: SGraiwer@gibsondunn.com

If to Escrow Agent:	First American Title Insurance Company 18500 Von Karman Avenue Suite 600 Irvine, CA 92612 Attention: Ryan Hahn

Email: rhahn@firstam.com

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered five (5) Business Days after deposit, postage prepaid in the U.S. mail, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) Business Day after deposit with such courier, or (c) email transmission, in which case notice shall be deemed delivered upon electronic verification that transmission to recipient was completed if on a Business Day (or on the next Business Day if delivered on a non-Business Day), so long as (x) the subject line includes the following clause in all capital letters: “FORMAL NOTICE PURSUANT TO SECTION 11.3 OF THE PURCHASE AND SALE AGREEMENT BETWEEN CBS BROADCASTING INC. AND TELEVISION CITY EQUITY, LLC” and (y) a copy thereof follows by one of the methods described in clauses (a) or (b) above. The above addresses may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Counsel for a party may give notice or demand on behalf of such party, and such notice or demand shall be treated as being sent by such party.

Section 11.4 Assignment. None of the parties to this Agreement shall have the right to assign this Agreement without the prior written consent of each of the other parties hereto. Notwithstanding the foregoing, Buyer may assign its interests herein to one or more Affiliates to take title to all or any portion of the Property upon written notice to the non-assigning party; provided that (a) any such assignment expressly provides that such assignment does not relieve the assigning party of any of its obligations hereunder and (b) any such assignee of the rights hereunder to acquire the Real Property or any party that otherwise acquires the Real Property pursuant hereto shall have expressly agreed, pursuant to a written instrument reasonably acceptable to Seller, to assume and be jointly and severally liable for all of Buyer’s obligations hereunder. Unless otherwise agreed by Seller in its discretion, at or prior to Closing Buyer shall make such an assignment of the rights to acquire the Real Property to Television City Studios, LLC, a Delaware limited liability company, or another Affiliate of Buyer, as Real Property Owner. This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

Section 11.5 Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF CALIFORNIA, COUNTY OF LOS ANGELES OR IN U.S. FEDERAL COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CALIFORNIA. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE

PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 11.3 HEREOF.

Section 11.6 Counterparts. This Agreement may be executed in two (2) or more fully or partially executed counterparts, including by .pdf or other electronic format, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

Section 11.7 Entire Agreement. This Agreement and any other document to be delivered, furnished or entered into pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Section 11.9 Confidential Information. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Permitted Outside Parties or as required by Law. No party shall make any public disclosure of the specific terms of this Agreement, or release to the public any information with respect to the transaction contemplated herein or any matters set forth in this Agreement, except as required by Law. No party shall communicate with any news media or make any public announcement regarding this Agreement or the transactions contemplated herein without the consent of the other party, except as required by applicable Law or stock exchange rules, and the parties shall cooperate as to the timing and contents of any public announcements. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each Party acknowledges that it will have access to confidential information relating to the other party. Each Party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby; provided, however, following the Closing, Buyer shall be permitted to use any of the information received from Seller, the Licensee Parties, and/or Permitted Outside Parties related to the Property. Buyer shall be responsible for any disclosure of any such information by a Permitted Outside Party. Notwithstanding anything contained herein, the provisions of this Section 11.9 shall not apply to any Sensitive Employment Information (as defined in the Confidentiality Agreement), and the treatment of all Sensitive Employment Information, and respective rights and obligations of Buyer with respect thereto, shall be governed solely by the Employee Matters Agreement and the Confidentiality Agreement. The provisions of this Section 11.9 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to the applicable Survival Period set forth in Section 6.2. If this Agreement is terminated for any reason, Buyer shall return the Due Diligence Items to Seller or provide confirmation that such Due Diligence Items have been physically destroyed, and shall provide Seller with copies of the Buyer’s Reports, without representation or warranty; provided, however, in no event shall Buyer be required to provide any drafts, attorney-client privileged communications, or internally generated work product to Seller, and, if this Agreement is terminated by Buyer pursuant to Section 10(b)(i), then Buyer shall only be required to provide copies of the Buyer’s Reports to Seller if Seller reimburses Buyer pursuant to Section 5.1(c) or Section 5.3. Notwithstanding the foregoing, the Licensee Parties are entitled to retain a copy of any Due Diligence Items and to disclose the same, only to the extent (x) such disclosure is required for such Licensee Party to comply with applicable Law, including without limitation Securities and Exchange Commission requirements for registered Investment Advisors, (y) such information is a matter of public record, or (z) with respect to retention (but not disclosure) of such information for archival purposes only, consistent with the internal policies of such Licensee Party or Buyer’s Permitted Outside Parties applicable to all of its transactions and potential transactions that are not consummated; provided that not later than five (5) Business Days prior to making any disclosure, Buyer shall notify Seller in writing of such proposed disclosure and reasonably cooperate with Seller, to the extent permitted by applicable law, in order to allow Seller to seek injunctive or other provisional relief in connection with same.

Section 11.10 Time Periods; Performance Due On Day Other Than Business Day. Any reference in this Agreement to a specific time shall refer to Pacific Time. Should the last day of a time period calculated hereunder fall on a day that is not a Business Day, the period shall be deemed to end on the next Business Day thereafter.

Section 11.11 Payment of Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

Section 11.12 No Joint Venture. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

Section 11.13 No Memorandum. Buyer shall not record any memorandum disclosing this Agreement.

Section 11.14 Waiver of Jury Trial; Judicial Reference. TO THE FULLEST EXTENT NOT PROHIBITED BY LAW, BY ITS ACCEPTANCE OF THIS AGREEMENT, EACH OF SELLER AND BUYER AGREE TO, AND DOES, WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT BETWEEN THE PARTIES RELATING TO THIS AGREEMENT, THE PROPERTY OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES OF ANY KIND WHATSOEVER THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT BETWEEN THE PARTIES RELATING TO THIS AGREEMENT, THE PROPERTY OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS

AGREEMENT (EACH A “DISPUTE”), INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO BE BOUND BY AND RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY. Notwithstanding the foregoing, if the jury trial waiver contained in this Section 11.14 shall be held or deemed to be unenforceable, each party hereto agrees to submit to judicial reference pursuant to California Code of Civil Procedure Sections 638 through 645.1 any claim, demand, action or cause of action arising hereunder for which a jury trial would otherwise be applicable or available. Pursuant to such judicial reference, the parties shall use their respective commercially reasonable and good faith efforts to agree upon and select a referee; provided that such referee must be a retired California state or federal judge. If the parties are unable to agree on a single referee, a referee shall be appointed by the Court under California Code of Civil Procedure Sections 638 and 640 to hear any disputes hereunder in lieu of any such jury trial. Each party hereto acknowledges that this consent and agreement is a material inducement to enter into this Agreement, and that each will continue to be bound by and to rely on this consent and agreement in their related future dealings. The parties shall share the cost of the referee and reference proceedings equally. Each party hereto further warrants and represents that it has reviewed this consent and agreement with legal counsel of its own choosing, or has had an opportunity to do so, and that it knowingly and voluntarily gives this consent and enters into this agreement having had the opportunity to consult with legal counsel. This consent and agreement is irrevocable, meaning that it may not be modified either orally or in writing, and this consent and agreement shall apply to any subsequent amendments, renewals, supplements, or modifications to this Agreement or any other agreement or document entered into between the parties in connection with this Agreement. In the event of litigation, this Agreement may be filed as evidence of either or both parties’ consent and agreement to have any and all Disputes heard and determined by a referee under California Code of Civil Procedure Section 638. The provisions of this Section 11.14 shall survive the Closing or any termination of this Agreement.

SELLER’S INITIALS: /s/ JI BUYER’S INITIALS: /s/ MH

Section 11.15 Limited Liability. Notwithstanding anything to the contrary in this Agreement, neither the members, managers, employees or agents of any of Seller or Buyer, nor their respective shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller or

Buyer for the payment of any claim or the performance of any obligation by Seller or Buyer. The provisions of this Section 11.15 shall survive the Closing of this Agreement.

Section 11.16 Attorney’s Fees. If any action is brought (including but not limited to any alternative dispute resolution) by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable and documented attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom; it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit. The provisions of this Section 11.16 shall survive the Closing of this Agreement.

Section 11.17 No Third Party Beneficiaries. Nothing in this Agreement is intended to benefit any third party, or create any third party beneficiary. The provisions of this Section 11.17 shall survive the Closing of this Agreement.

Section 11.18 Time of Essence. Time is of the essence of this Agreement.

Section 11.19 No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

Section 11.20 Not an Offer. The preparation or distribution of drafts hereof by one party to the other shall not be deemed to constitute an offer and this Agreement shall only become binding and enforceable upon execution hereof by both parties.

Section 11.21 Exclusivity. Between the Effective Date and the earlier of (x) the Closing Date, and (y) any termination of this Agreement, Seller shall not (a) enter into or negotiate for any agreement, letter of intent or term sheet for the purchase and sale of the Property, or (b) knowingly and intentionally solicit offers from potential third-party buyers for the purchase and sale of any of the Property.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:
CBS BROADCASTING INC., a New York corporation

	By:	/s/ Joseph Ianniello
Name: Joseph Ianniello
Title: President

[Signature Page to Purchase and Sale Agreement]

BUYER:
TELEVISION CITY EQUITY, LLC, a Delaware limited liability company

	By:	/s/ Michael Hackman
Name: Michael Hackman
Title: Authorized Representative

[Signature Page to Purchase and Sale Agreement]

AGREED AND ACCEPTED

SOLELY IN THEIR CAPACITY

AS 4204 AFFILIATES UNDER

SECTION 8.10(C):

TELEVISION CITY PRODUCTIONS, LLC, a Delaware limited liability company

By:	/s/ Brent Iloulian
Name: Brent Iloulian
Title: Authorized Representative

TELEVISION CITY STUDIOS, LLC, a Delaware limited liability company

By:	/s/ Brent Iloulian
Name: Brent Iloulian
Title: Authorized Representative

[Signature Page to Purchase and Sale Agreement]

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as escrow agent in accordance with the terms and conditions of this Agreement.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY, a Nebraska corporation

By:	/s/ Ryan Hahn
Name: Ryan Hahn
Title: Escrow Officer

[Signature Page to Purchase and Sale Agreement]